                                                                    EXHIBIT 99.1


                        CONSENT SOLICITATION STATEMENT
                                CLARK USA, INC.
                     SOLICITATION OF CONSENTS RELATING TO
                  10 7/8% SERIES B SENIOR NOTES DUE 2005 AND
                           11 1/2% SENIOR CUMULATIVE
                         EXCHANGEABLE PREFERRED STOCK
  LOGO
                                ---------------

  Clark USA, Inc. (the "Company") hereby solicits consents (the "Consents"), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement and in the accompanying Letter of Consent (the "Consent Letter" and, together with this Consent Solicitation Statement, the "Consent Solicitation"), to certain amendments (the "Proposed Amendments") to the terms of (i) the indenture (the "10 7/8% Notes Indenture") dated as of December 1, 1995 between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee") governing the Company's 10 7/8% Series B Senior Notes Due December 1, 2005 (the "Notes") and (ii) the certificate of designations (the "Certificate of Designations") of the powers, preferences and relative, participating, optional and other special rights of the Company's 11 1/2% Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), for which First Chicago Trust Company of New York is the registrar and paying agent (the "Registrar and Paying Agent"). The Consents are being solicited from holders of record of the Notes and the Preferred Stock as of 5:00 p.m., New York City time, on July 2, 1998 (the "Record Date"). Consents to the Proposed Amendments to the Certificate of Designations shall be deemed to be Consents to the corresponding provisions of the Indenture dated as of October 1, 1997 between the Company and Bankers Trust Company, as trustee (the "Exchange Indenture"), governing the 11 1/2% Subordinated Exchange Debentures Due October 1, 2009 (the "Exchange Debentures"), for which the Preferred Stock is exchangeable, which Consents shall be deemed to have been given at such time that Consents to the Proposed Amendments to the Certificate of Designations are received. The Proposed Amendments would amend certain provisions of the 10 7/8% Notes Indenture, the Certificate of Designations and the Exchange Indenture (collectively, the "Governing Documents"), in order to allow the Company's subsidiary, Clark Refining & Marketing, Inc. ("Clark R&M"), to incur the indebtedness to finance the Lima Acquisition (as defined herein) and to conform the exception for indebtedness under the Clark R&M Credit Agreement to the proposed amendment to such Credit Agreement.
  In the event that Consents from holders of record representing not less than
(i) a majority in principal amount of outstanding Notes and (ii) a majority of issued and outstanding shares of Preferred Stock (collectively, the "Requisite Consents") are received on or prior to the expiration of the Solicitation Period (as defined herein), the Company will pay, upon the terms and subject to the conditions set forth in this Consent Solicitation, to registered holders of Notes and Preferred Stock (each a "Holder" and collectively, the "Holders") as of the Record Date as to which a valid and unrevoked Letter of Consent consenting to the Proposed Amendments has been received, (i) with respect to the Notes, $7.50 for each $1,000 in principal amount of Notes so validly consenting held by each Holder thereof as of the Record Date and (ii) with respect to the Preferred Stock, $7.50 for each share ($1,000 in liquidation preference) of Preferred Stock so validly consenting held by each Holder thereof as of the Record Date (the "Consent Fee"). IT IS A CONDITION TO THE PAYMENT OF A CONSENT FEE TO ANY HOLDER AND TO THE ADOPTION OF ANY PROPOSED AMENDMENTS THAT (I) THE PROPOSED AMENDMENTS BE APPROVED AS TO ALL OF THE GOVERNING DOCUMENTS, (II) WITH RESPECT TO THE NOTES AND THE EXCHANGE DEBENTURES, SUPPLEMENTAL INDENTURES BE EXECUTED BY THE COMPANY AND THE APPLICABLE TRUSTEE, (III) WITH RESPECT TO THE PREFERRED STOCK, THE AMENDMENT TO THE CERTIFICATE OF DESIGNATIONS TO EFFECT THE PROPOSED AMENDMENTS BE APPROVED BY HOLDERS OF A MAJORITY OF THE VOTING POWER OF THE COMMON STOCK OF THE COMPANY AND FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE AND
(IV) THE FINANCING AND THE LIMA ACQUISITION AS CURRENTLY CONTEMPLATED BE CONSUMMATED IN ALL MATERIAL RESPECTS. Only Holders as of the Record Date who consent to the Proposed Amendments on or prior to the expiration of the Solicitation Period will be eligible to receive the Consent Fee. HOLDERS AS OF THE RECORD DATE WHO DISAPPROVE OR ABSTAIN FROM CONSENTING TO THE PROPOSED AMENDMENTS WILL NOT BE ENTITLED TO RECEIVE ANY CONSENT FEE. IN ADDITION, IF THE PROPOSED AMENDMENTS ARE ADOPTED, EACH HOLDER WILL BE BOUND BY THE PROPOSED AMENDMENTS, WHETHER OR NOT SUCH HOLDER DELIVERED A CONSENT.
  Promptly following the expiration of the Solicitation Period and the receipt of the Requisite Consents, the Company shall deposit with the Trustee, in the case of the Notes, and with the Registrar and Paying Agent, in the case of the Preferred Stock, funds in an amount sufficient to pay the Consent Fee to all validly consenting Holders who have delivered (and have not revoked) their Consents, pursuant to escrow agreements (the "Escrow Agreements"). Thereafter, upon the consummation of the transactions contemplated by the financing and the Lima Acquisition and the satisfaction or waiver of the other conditions contained herein, the Company shall (i) execute the supplemental indentures (the "Supplemental Indentures") with the applicable trustees, (ii) execute and file the amendment to the Certificate of Designations relating to the Proposed Amendments and (iii) instruct the Trustee, in the case of the Notes, and the Registrar and Paying Agent, in the case of the Preferred Stock, to promptly release the amounts subject to the Escrow Agreements and pay the Consent Fee to the eligible Holders. For information concerning the terms and conditions of the consent solicitation, see "The Consent Solicitation."
  THE CONSENT SOLICITATION COMMENCES ON JULY 6, 1998 AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 15, 1998, UNLESS OTHERWISE EXTENDED (THE "SOLICITATION PERIOD"). CONSENTS MAY BE REVOKED AT ANY TIME ON OR PRIOR TO THE EXPIRATION OF THE SOLICITATION PERIOD ON THE TERMS AND CONDITIONS SET FORTH HEREIN. SEE "REVOCATION OF CONSENTS."
                                ---------------
  If either your Notes or your shares of Preferred Stock are held on your behalf by a bank or broker, please handle this matter through your bank or broker. For further information relating to the Consent Solicitation, please telephone either the Solicitation Agents or the Information Agent at the telephone numbers set forth on the back cover page of this Consent Solicitation Statement. To obtain copies of this Consent Solicitation Statement, please contact Morrow & Co., as Information Agent (the "Information Agent") at the telephone number set forth on the back cover page hereof.
                                ---------------
           The Solicitation Agents for the Consent Solicitation are:
                             GOLDMAN, SACHS & CO.
       The date of this Consent Solicitation Statement is July 6, 1998.

  Only Holders (or their respective legal representatives) as of the Record Date may execute Consents, and such Consents will be binding on all subsequent transferees of the Notes and the Preferred Stock. Any beneficial owner of Notes or shares of Preferred Stock who is not a Holder of such Notes or shares of Preferred Stock, as the case may be, must arrange with the person who, on the Record Date, was the Holder or such Holder's assignee or nominee to execute and deliver a Consent on its behalf. THE COMPANY ANTICIPATES THAT THE DEPOSITORY TRUST COMPANY ("DTC"), AS NOMINEE HOLDER OF NOTES AND PREFERRED STOCK, WILL EXECUTE AN OMNIBUS PROXY IN FAVOR OF ITS RESPECTIVE PARTICIPANTS ("DTC PARTICIPANTS") WHICH WILL AUTHORIZE EACH DTC PARTICIPANT TO VOTE THE NOTES AND SHARES OF PREFERRED STOCK OWNED BY IT AND HELD IN DTC'S NAME.

  HOLDERS OF NOTES AND PREFERRED STOCK AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER OR SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENT LETTERS TO THE INFORMATION AGENT AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND IN THE CONSENT LETTER ON OR PRIOR TO THE EXPIRATION OF THE SOLICITATION PERIOD IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO THE INFORMATION AGENT, NOT TO THE COMPANY, ANY TRUSTEE OR THE SOLICITATION AGENTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY THE COMPANY, ANY TRUSTEE OR THE SOLICITATION AGENTS.

  Questions and requests for assistance or additional copies of this Consent Solicitation Statement and the Consent Letter may be directed to the Information Agent or the Solicitation Agents as set forth on the back cover of this Consent Solicitation Statement.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS CONSENT SOLICITATION IS NOT BEING MADE TO, AND NO CONSENTS ARE BEING SOLICITED FROM, HOLDERS OF NOTES OR PREFERRED STOCK IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR GRANT SUCH CONSENT. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          FORWARD-LOOKING STATEMENTS

  THE STATEMENTS IN THIS CONSENT SOLICITATION STATEMENT THAT ARE NOT HISTORICAL INFORMATION ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. WORDS SUCH AS "EXPECTS," "INTENDS," "PLANS," "PROJECTS," "BELIEVES," "ESTIMATES" AND SIMILAR EXPRESSIONS ARE USED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

  AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN INDUSTRY-WIDE REFINING MARGINS, CHANGES IN CRUDE OIL AND OTHER RAW MATERIAL COSTS, AND WORLD AND REGIONAL EVENTS THAT COULD SIGNIFICANTLY INCREASE VOLATILITY IN THE MARKETPLACE. THE COMPANY'S CRUDE OIL SUPPLY COULD BE AFFECTED BY FACTORS BEYOND ITS CONTROL, SUCH AS EMBARGOES, THE CONTINUED DISCOVERY AND PRODUCTION OF LIGHT SWEET CRUDE OIL, OR MILITARY CONFLICTS BETWEEN (OR INTERNAL INSTABILITY IN) ONE OR MORE OIL-PRODUCING COUNTRIES. THE COMPANY'S BUSINESS IS ALSO AFFECTED BY THE CONTINUED AVAILABILITY OF DEBT AND EQUITY FINANCING, CHANGES IN LABOR RELATIONS, GENERAL ECONOMIC CONDITIONS (INCLUDING RECESSIONARY TRENDS, INFLATION AND INTEREST RATES), MARKET SUPPLY AND DEMAND FOR THE COMPANY'S PRODUCTS, THE RELIABILITY AND EFFICIENCY OF THE COMPANY'S OPERATING FACILITIES, THE LEVEL OF OPERATING EXPENSES AND HAZARDS COMMON TO OPERATING FACILITIES (INCLUDING EQUIPMENT MALFUNCTIONS, PLANT CONSTRUCTION/REPAIR DELAYS, EXPLOSIONS, FIRES, OIL SPILLS AND SEVERE WEATHER EFFECTS), ACTIONS TAKEN BY COMPETITORS (INCLUDING BOTH PRICING AND EXPANSION AND RETIREMENT OF REFINERY CAPACITY IN RESPONSE TO MARKET CONDITIONS), AND CIVIL, CRIMINAL, REGULATORY OR ADMINISTRATIVE ACTIONS, CLAIMS OR PROCEEDINGS (INCLUDING DOMESTIC AND INTERNATIONAL POLITICAL, LEGISLATIVE, REGULATORY AND LEGAL ACTIONS AND REGULATIONS DEALING WITH PROTECTION OF THE ENVIRONMENT, INCLUDING GASOLINE COMPOSITION AND CHARACTERISTICS). UNPREDICTABLE OR UNKNOWN FACTORS NOT DISCUSSED HEREIN COULD ALSO HAVE MATERIAL ADVERSE EFFECTS ON FORWARD-LOOKING STATEMENTS.

  ALTHOUGH THE COMPANY BELIEVES THAT ITS EXPECTATIONS REGARDING FUTURE EVENTS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT THESE ARE ALL THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS OR THAT ITS EXPECTATIONS REGARDING FUTURE DEVELOPMENTS WILL PROVE TO BE CORRECT.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

    (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Consent Solicitation Statement and prior to the termination of the Solicitation Period shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

  The Company will provide without charge to each Holder, including any beneficial Holder, to whom this Consent Solicitation Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents relating to the Company that are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Clark USA, Inc., 8182 Maryland Avenue, St. Louis, Missouri 63105-3721 (telephone number (314) 854-9804), Attention: Investor Relations Department.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Commission by mail at prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                    SUMMARY

  The following summary is not intended to be complete. Holders are urged to read the more detailed information set forth elsewhere in this Consent Solicitation Statement or incorporated by reference herein. Capitalized terms used herein but not otherwise defined herein shall have their respective meanings given to them in the respective Governing Documents. Unless otherwise specified herein, or the context otherwise requires, all information relating to the Lima Refinery and its historical operations is based on information supplied to the Company by the seller, which has not been independently verified. Certain other information relating to the Lima Refinery is based on the Company's best estimates of operating results it would have achieved at the Lima Refinery had the Company purchased the Lima Refinery on January 1, 1997 and operated it and the related assets in the proposed manner from January 1, 1997 through December 31, 1997. See "Risk Factors--Company Estimates Regarding the Lima Acquisition" elsewhere herein.

                                  THE COMPANY

  Overview. The Company is the sixth largest independent refiner and marketer of petroleum products in the United States ("U.S."), with one Texas Gulf Coast refinery and two Illinois refineries representing over 370,000 barrels per day ("bpd") of rated crude oil throughput capacity. The Company is also currently one of the ten largest direct operators of gasoline and convenience stores in the U.S. with 731 retail outlets in 10 Midwestern states (as of March 31, 1998). The Company also distributes its products through an additional 129 independently operated Clark branded outlets. Substantially all of the Company's operations are conducted through its subsidiary, Clark R&M. Clark R&M's retail network has conducted operations under the Clark brand name for over 65 years. Clark R&M also markets gasoline, diesel fuel and other petroleum products on a wholesale unbranded basis.

  The Company has focused its business objectives with an entrepreneurial orientation towards cost reduction, productivity improvements, selective capital investments and growth through acquisitions. Important initiatives include the acquisition of Chevron U.S.A. Inc.'s ("Chevron") Port Arthur, Texas, refinery and certain other assets (the "Port Arthur Refinery"); retail acquisitions and divestitures intended to strengthen the Company's position in core markets; the marketing division's store re-imaging program; and the refining division's productivity enhancement programs. The Company believes it is well positioned to benefit from improving refining industry fundamentals and to take advantage of growth opportunities in the refining and marketing sectors.

  The Company was formed in November 1988 by Trizec Hahn Corporation (formerly The Horsham Corporation, "TrizecHahn") and a minority shareholder to acquire substantially all of the assets of Apex Oil Company, Inc. and its subsidiaries. On November 3, 1997, Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliates ("Blackstone") acquired all of the 13,500,000 shares of the Company's common stock previously held by TrizecHahn and certain of its subsidiaries. As a result, Blackstone obtained a 68.0% equity interest (78.5% voting interest) in the Company. The Company's other principal shareholder is Occidental Petroleum Corporation with a 30.7% equity interest (19.9% voting interest).

  Refining. The Company currently operates three refineries and 16 product terminals located in its Midwest and Gulf Coast market areas, a crude oil and LPG terminal associated with the Port Arthur refinery and has minority equity interests in certain crude oil and product pipelines. See "--Pipeline Sales." The refining division is the largest business division of the Company in terms of total assets and has significant operating leverage to crack spreads and crude oil differentials, which provides the potential for the Company to significantly increase its operating cash flow if these variables continue to improve. The Company's refining division reported a record contribution to operating income of $169.9 million in fiscal 1997, excluding certain inventory and other related special items ("Operating Contribution").

  Marketing. The Company markets gasoline and convenience products in ten Midwestern states through a retail network of Company-operated stores and also markets refined petroleum products through a wholesale program to distributors, chain retailers and industrial consumers. The Company's wholesale operation markets petroleum products in both the Midwest and Gulf Coast regions of the U.S. Clark R&M's retail presence is focused in the Great Lakes region of the U.S. where Company-operated stores market value-oriented gasoline products, cigarettes and a unique mix of On The Go(R) (non-tobacco) convenience products. As noted above, the Company operates a high proportion of Clark-branded retail locations, which the Company believes enables it to respond more quickly and uniformly to changing market conditions than many of its competitors, including major oil companies that generally operate their stores through dealer or jobber networks. Of the Company-operated retail locations, approximately 76% are located on Company-owned real estate and 24% are leased locations.

  Business Strategy. The Company's business strategy focuses on improving productivity, selectively adding scale through the acquisition of low-cost, quality assets and disciplined capital investments, promoting an entrepreneurial culture where all employees can benefit from incentive opportunities, and maintaining strong liquidity and financial flexibility.

                            RECENT FINANCIAL RESULTS

  After a seasonally weak first quarter of 1998, strong refining operations and improved market conditions during the two months ended May 31, 1998 resulted in an improved Operating Contribution. For such two-month period, Operating Contribution was $42.5 million compared to $52.1 million in the comparable two-month period of 1997. Operating income for the two months ended May 31, 1998 was $39.6 million compared to $45.4 million in the comparable period of 1997. Net income for the two months ended May 31, 1998 was $29.0 million compared to $31.9 million in the comparable period of 1997. Refining production was strong in April and May, averaging 366,200 bpd as compared to 378,400 bpd in the same period of 1997, despite the Blue Island refinery undergoing a planned maintenance turnaround during the first two weeks of April 1998.

  Key market indicators for the quarters ended March 31, 1997 and 1998 and for the months ended April 30, 1997 and 1998 and May 31, 1997 and 1998 were as follows:

                             FOR THE QUARTER FOR THE ONE MONTH FOR THE ONE MONTH
                             ENDED MARCH 31,  ENDED APRIL 30,    ENDED MAY 31,
                             --------------- ----------------- -----------------
                              1997    1998     1997     1998     1997     1998
                             ------- ------- -------- -------- -------- --------
   Gulf Coast 3/2/1......... $  3.15 $  2.39 $   3.74 $   2.86 $   3.47 $   3.77
   Midwest 3/2/1............    3.42    2.60     5.18     4.26     5.67     5.42
   Heavy/Light..............    6.26    7.03     5.38     6.00     5.70     5.53
   Sweet/Sour...............    2.22    2.00     2.03     2.08     1.49     1.44

  As of May 31, 1998, the Company had total cash, cash equivalents and short-term investments of $211.5 million, which was approximately $30 million higher than normalized levels due to lower than normal inventories at the end of May. Capital and turnaround expenditures for the five months ended May 31, 1998 totaled $36.4 million as compared to $67.3 million in the same period of 1997. Capital expenditures in 1997 included turnaround costs associated with the major Port Arthur refinery turnaround. The Company has received year to date proceeds of $13.5 million from the sale of non-core retail stores through May 31, 1998.

                                 PIPELINE SALES

  In 1997, the Company determined that its minority interests in the Southcap Pipe Line Company, Chicap Pipe Line Company, Wolverine Pipe Line Company and Westshore Pipe Line Company (collectively, the "Offered Pipelines") were not strategic since the Company's shipping rights are assured due to the pipelines' operation as common carrier pipelines and the Company's historical throughput. In 1998, the Company signed a definitive agreement to sell one of such Offered Pipelines and a letter of intent to sell the remaining three, subject to due diligence and rights of first refusal by existing pipeline owners, for aggregate net proceeds of approximately $74 million that, if consummated, would result in an after-tax book gain estimated at approximately $68 million. The Offered Pipelines contributed approximately $8 million of EBITDA for the fiscal year ended December 31, 1997. Although the Company expects to close these transactions by September 1998, there can be no assurance that it will be able to do so by such time or at all.

                          PORT ARTHUR UPGRADE PROJECT

  In March 1998, the Company announced that it had entered into a long-term crude oil supply agreement with P.M.I. Comercio Internacional, S.A. de C.V., an affiliate of Petroleos Mexicanos, the Mexican state oil company. The terms of the contract provide the Company with the foundation necessary to continue developing a project to upgrade the Port Arthur refinery to process primarily lower-cost, heavy sour crude oil. Under the agreement, the Company expects to purchase in the range of 150,000 to 210,000 bpd of heavy, sour Maya crude oil for use at the Port Arthur refinery. The supply contract would assist in stabilizing earnings and cash flows from the project. The contract period would run for a minimum of eight years from the completion of the project, which could be as early as January 2001. The Port Arthur refinery has several important characteristics that make it attractive for this type of arrangement. Its Gulf Coast location provides excellent access to waterborne Mexican crude oil. Additionally, the refinery already has much of the infrastructure and processing capability necessary to support an upgraded operation.

  The project, which the Company expects to generate compelling returns, is projected to cost approximately $600-$700 million and is currently expected to be financed on a non-recourse basis to the Company and Clark R&M. The project will include construction of an 80,000 bpd delayed coker and a 35,000 bpd hydrocracking unit and expansion of the crude unit capacity to approximately 250,000 bpd. If the project is completed, the Port Arthur refinery will have the ability to process heavy, sour crude oil up to an estimated 80% of its capacity. The implementation of the project is subject to certain conditions, such as final determination of economic and technical feasibility, arrangement of suitable financing, and securing appropriate tax abatements. The Company currently expects to begin construction of the project in the fourth quarter of 1998 and to have the financing in place early in 1999.

                              THE LIMA ACQUISITION

  On July 1, 1998, Clark R&M entered into a purchase and sale agreement (the "Purchase Agreement") with BP Exploration & Oil Inc., The Standard Oil Company, BP Oil Pipeline Company and BP Chemicals Inc. (collectively, "BP") for the purchase of BP's Lima, Ohio refinery, its Buckeye Road crude oil terminal and Vine Street products terminal (collectively, the "Lima Refinery") for a purchase price of $175 million plus the market value of the hydrocarbon inventory at the Lima Refinery at the closing of such transaction (the "Closing"), which is currently estimated to be approximately $60 million (the "Lima Acquisition"). In addition, an estimated $50 million will be paid for crude oil in transit currently owned by BP, the payment for which will occur over the two months following the consummation of the Lima Acquisition as the crude oil is delivered to the Lima Refinery. The Lima Refinery is being purchased with limited representations, warranties and closing conditions. Subject to the terms and limitations set forth in the Purchase Agreement, BP has agreed to indemnify Clark R&M and the Company for all environmental and other liabilities and obligations arising from the ownership and operation of the Lima Refinery prior to Closing. See "The Lima Acquisition--The Purchase Agreement." The Company believes the purchase price is attractive based on recent comparable refinery acquisitions. The Company also believes the Lima Acquisition will offer an opportunity to improve the Company's results of operations and cash flow and that the Lima Refinery has the potential for improved productivity.

  The Lima Refinery is a single train, fully integrated coking refinery that has a rated crude oil throughput capacity of approximately 170,000 bpd which is expected to increase the Company's crude oil throughput capacity from its current 370,000 bpd to approximately 540,000 bpd. The Lima Refinery is a highly automated, modern oil refinery with a Nelson complexity rating of 8.7 and an estimated replacement cost of $1.2 billion. The Midwest location of the Lima Refinery has historically provided it with a transportation cost advantage and less gross margin volatility than refineries in other regions since demand for refined products has exceeded supply in the region. The Lima Refinery complements the Company's existing assets in the region as it is located in existing core retail and wholesale markets where the Company already has distribution capability.

  The Lima Refinery, which is located on a 650 acre site, was designed to process light sweet crude oil and has historically run a predominantly domestic sweet crude oil slate. In addition to over five million barrels of on-site storage and a rail products loading and unloading system, the Lima Refinery also has access to a system of crude oil and product pipelines and terminals. At approximately 170,000 bpd, the Lima Refinery is large enough to realize economies of scale, resulting in consistently high operating efficiency and low unit costs. According to a 1994 industry study, the Lima Refinery ranked in the 2nd quartile in terms of fixed costs and in the 1st quartile in operational availability, turnaround index and maintenance index.

                                 THE FINANCING

  The Company expects to obtain financing for the purchase of the Lima Refinery as described below. The closing of the Lima Acquisition is currently expected to occur simultaneously with the closing of the financing transactions. However, the Company may instead choose to close the financing transactions prior to the Lima Acquisition and deposit the proceeds from the financing transactions into escrow pending the consummation of the Lima Acquisition. The closing of the financing transactions will be conditioned upon the successful completion of the Consent Solicitation and, except as described above, upon the closing of the Lima Acquisition. There can be no assurance that the Company will complete the Lima Acquisition.

  The Company currently expects that the financing will consist of $225 million of new indebtedness to be incurred by Clark R&M. Although the principal amount and other definitive terms of any such financing have not yet been determined, the Company currently expects that the financing will be in the form of (i) $150 million aggregate principal amount of fixed rate senior notes due 2008 of Clark R&M (the "Fixed Rate Senior Notes") and (ii) $75 million aggregate principal amount of floating rate senior indebtedness of Clark R&M, which may take the form of floating rate senior notes due 2005 or a term loan maturing in 2004 (the "Floating Rate Senior Notes", and together with the Fixed Rate Senior Notes, the "New Clark R&M Notes"). In the event the new floating rate senior indebtedness takes the form of a term loan, the Company expects to amend the 1997 Term Loan Agreement (as defined) to increase the borrowings thereunder by the applicable amount.

  Holders should note that the principal amounts discussed above and in the Sources and Uses table below, along with the other expected terms of the New Clark R&M Notes described below, are preliminary and therefore subject to change, including increases or decreases in principal amounts. Accordingly, the Proposed Amendments will not specify the particular provisions of such indebtedness to be incurred and will instead provide for a general exception for indebtedness to finance the Lima Acquisition in an amount not to exceed $250 million.

  It is expected that the Fixed Rate Senior Notes will be redeemable at the option of Clark R&M, in whole or in part, at any time on and after a specified date in 2003 at specified declining redemption prices, plus accrued and unpaid interest, if any, to the date of redemption. In addition, it is expected that up to 35% in aggregate principal amount of the Fixed Rate Senior Notes originally issued will be redeemable at the option of Clark R&M out of the net cash proceeds of one or more equity offerings at any time prior to a specified date in 2002 at a specified redemption price approximately equal to par plus the coupon rate, plus accrued and unpaid interest, if any, to the redemption date.

  It is expected that 25% of the aggregate principal amount of the Floating Rate Senior Notes will be subject to mandatory redemption in the year prior to maturity and that the Floating Rate Senior Notes will be redeemable at the option of Clark R&M, in whole or in part, at any time at specified declining redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

  It is expected that upon the occurrence of a change of control that results in a rating decline, Clark R&M will be required to offer to purchase all of the New Clark R&M Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The New Clark R&M Notes will rank pari passu with all unsubordinated indebtedness of Clark R&M, including indebtedness under Clark R&M's credit agreement (the "Credit Agreement"). The obligations of the Company under the Credit Agreement, however, are secured by a lien on substantially all of Clark R&M's cash and cash equivalents, receivables, crude oil, refined product and other inventories and trademarks and other intellectual property and, accordingly, such indebtedness will effectively rank senior in right of payment to the New Clark R&M Notes to the extent of such assets. Because the Company is a holding company, the Notes and the Preferred Stock will be structurally subordinated to the New Clark R&M Notes.

  It is expected that the Indentures relating to the New Clark R&M Notes will contain certain covenants that, among other things, will limit the ability of Clark R&M to incur or guarantee additional indebtedness, pay dividends on and redeem capital stock, sell assets and capital stock, enter into transactions with affiliates, create liens, engage in mergers and consolidations or transfer substantially all of its assets to another person. However, all of these covenants will be subject to a number of important qualifications and exceptions.

  Further, after the occurrence of an investment grade rating event, it is expected that certain of the covenants described in the preceding paragraph will cease to exist or will be modified. The Indentures at such time will contain covenants that, among other things, will limit Clark R&M's ability to create liens with respect to certain assets, enter into sale-leaseback transactions and engage in mergers and consolidations.

  It is expected that Clark R&M will agree to use its reasonable best efforts to file a registration statement relating to an exchange offer pursuant to which another series of unsecured debt securities of Clark R&M with substantially the same terms as the applicable series of New Clark R&M Notes will be offered in exchange for each series of New Clark R&M Notes. The interest rate on the New Clark R&M Notes is expected to be subject to increase and such additional interest will be payable in certain circumstances, including if an exchange of the New Clark R&M Notes is not registered with the Commission within the prescribed time periods.

  In 1997, Clark R&M entered into the Credit Agreement with a group of banks led by Bankers Trust Company, as Administrative Agent and Collateral Agent. The Credit Agreement provides for both letters of credit and revolving credit borrowings, secured by all of Clark R&M's current assets and certain intangibles as described above, which will terminate on December 31, 1999. The amount of the facility is currently the lesser of $400 million or the amount available under a Borrowing Base, as defined in the Credit Agreement, representing specified percentages of cash, investments, receivables, inventory and other working capital items. Upon the consummation of the Lima Acquisition and the new financing, the Company expects to amend the facility to, among other things, extend the maturity thereof and increase the total amount of availability thereunder up to the lesser of $700 million or the amount available under the Borrowing Base (as defined in the Credit Agreement), with a sub-limit of $100-$150 million (increased from $50 million) for direct cash revolving credit borrowings, all of which would continue to be secured.

  The net proceeds from the financing will be used to pay the purchase price for the Lima Refinery and certain related inventory to be acquired from BP as described herein.

  The following table illustrates the anticipated sources and uses of funds related to the Lima Acquisition.

                                                                      AMOUNT
                                                                   -------------
                                                                   (IN MILLIONS)
   SOURCES OF FUNDS:
   New Floating Rate Notes of Clark R&M...........................    $ 75.0
   New Fixed Rate Notes of Clark R&M..............................     150.0
   Available cash.................................................      25.0(a)
                                                                      ------
       Total......................................................    $250.0
                                                                      ======
   USES OF FUNDS:
   Purchase of Lima Refinery assets...............................    $175.0
   Purchase of Lima Refinery hydrocarbon inventory................      60.0(a)
   Fees and expenses..............................................      15.0
                                                                      ------
       Total......................................................    $250.0
                                                                      ======

--------
(a) In addition, an estimated $50 million will be paid for crude oil in transit currently owned by BP, the payment for which will occur over the two months following the consummation of the Lima Acquisition as the crude oil is delivered to the Lima Refinery. Such $50 million will be substantially funded through proceeds from the sale of finished products over the same period.

                            THE CONSENT SOLICITATION

  The existing debt incurrence covenant, together with its related definitions, in each of the Governing Documents (the "Existing Debt Incurrence Provisions") currently prohibit Clark R&M from incurring indebtedness in an amount sufficient to consummate the Lima Acquisition. The Existing Debt Incurrence Provisions generally provide that, subject to certain exceptions, neither the Company nor Clark R&M may incur any indebtedness, unless, after giving pro forma effect to such incurrence and acquisitions of material assets, the Consolidated Operating Cash Flow Ratio of the Company for the most recent four quarters would be greater than 2.0 to 1. After giving effect to the incurrence of the New Clark R&M Notes and to the Lima Acquisition, the Company's Consolidated Operating Cash Flow Ratio would be approximately 1.8 to 1 for the four quarters ended March 31, 1998, compared to 1.6 to 1 for the four quarters ended March 31, 1998 without giving effect thereto. Accordingly, the Proposed Amendments would add an express exception for the incurrence of the indebtedness to be incurred in order to finance the Lima Acquisition in an aggregate amount not to exceed $250 million.

  In addition, the Proposed Amendments would conform the exception for indebtedness under the Credit Agreement to the proposed amendment thereto described under "--The Financing." The existing exceptions in the Governing Documents generally allow indebtedness under the Credit Agreement in an aggregate principal amount not to exceed the greater of $500 million, in the case of the Preferred Stock and the Exchange Debentures, and $400 million in the case of the Notes, and the Borrowing Base (as defined in the Governing Documents). The amendment to the Credit Agreement would increase the total amount of availability thereunder up to the lesser of $700 million and the Borrowing Base (as defined in the Credit Agreement). Accordingly, such Proposed Amendment would change such $500 million and $400 million amounts contained in the Governing Documents to $700 million. However, Holders should note that because the exceptions in the Governing Documents will be based on the greater of such amount and the Borrowing Base after giving effect to the Lima Acquisition, such Proposed Amendment would not by itself result in any significantly greater ability of Clark R&M to incur indebtedness.

  The Proposed Amendments would also add an exception in the definition of "Permitted Liens" in the 10 7/8% Notes Indenture for liens securing obligations under the Credit Agreement to clarify that the full amount of borrowings under the Credit Agreement are secured.

  The Company is unable to predict the effect, if any, that the Proposed Amendments would have on the market price of the Notes or the Preferred Stock. However, the Company believes that the potential benefit to Holders of the Notes and the Preferred Stock of the Company's opportunity for enhanced earnings and cash flow as a result of the Lima Acquisition more than offsets any potential adverse effects of the Proposed Amendments.

  If the Requisite Consents for the Proposed Amendments are received (and not revoked) prior to the expiration of the Solicitation Period and the other conditions set forth herein are satisfied or waived, the Company will, after the expiration of the Solicitation Period, the execution of the Supplemental Indentures, the filing of an amendment to the Certificate of Designations that will document the Proposed Amendments, the consummation of the transactions contemplated by the financing and the Lima Acquisition and the satisfaction of the other conditions, instruct the Trustee, in the case of the Notes, and the Registrar and Paying Agent, in the case of the Preferred Stock, to release the amounts subject to the Escrow Agreements and pay the Consent Fee to each Holder of the Notes and the Preferred Stock as of the Record Date who has delivered (and has not revoked) a valid Consent on or prior to such expiration of the Solicitation Period. NO ACCRUED INTEREST WILL BE PAID ON THE CONSENT FEE DURING THE PERIOD SUCH FUNDS ARE HELD IN ESCROW.

  The following is a summary of certain terms of the Consent Solicitation:

Title of Securities and
 Consent Fees.............    The securities subject to this Consent
                              Solicitation are the Company's (i) 10 7/8% Series
                              B Senior Notes Due 2005 (the "Notes") and (ii) 11
                              1/2% Senior Cumulative Exchangeable Preferred
                              Stock (the "Preferred Stock"). The Consent Fee payable to Holders who have delivered (and have not revoked) a valid Consent on or prior to the expiration of the Solicitation Period is (i) with respect to the Notes, $7.50 for each $1,000 in principal amount of Notes so validly consenting held by each Holder thereof as of the Record Date and (ii) with respect to the Preferred Stock, $7.50 for each share ($1,000 in liquidation preference) of Preferred Stock so validly consenting held by each Holder thereof as of the Record Date (the
                              "Consent Fee").

Record Date...............    5:00 p.m., New York City time, on July 2, 1998.

Solicitation Period.......    The Consent Solicitation commences on July 6,
                              1998 and will expire at 5:00 p.m., New York City time, on July 15, 1998, unless otherwise extended.

Requisite Consents........    Holders as of the Record Date must deliver (and
                              not revoke) valid Consents in respect of a majority in aggregate principal amount of the Notes and a majority of issued and outstanding shares of Preferred Stock in order to approve the Proposed Amendments. For purposes of the foregoing calculation, any Notes or shares of Preferred Stock held by the Company or any of its affiliates will not be counted as being outstanding.

Consequences of Non-
 Consenting Holders.......    If the Requisite Consents are obtained and the
                              Proposed Amendments become effective, non-consenting Holders will be bound by the Proposed
                              Amendments but will not receive the Consent Fee.

Procedure for Delivery of
 Consents.................    Consents must be received by the Information
                              Agent on or prior to the expiration of the Solicitation Period. Only Holders of Notes or
                              Preferred Stock as of the Record Date are eligible to consent to the Proposed Amendments.
                              See "The Consent Solicitation--Consent
                              Procedures."

Revocation of Consents....    Revocation of Consents may be made at any time on
                              or prior to 5:00 p.m., New York City time, on July 15, 1998, unless the Solicitation Period is extended, but Consents may only be revoked by the Holder of the Notes or Preferred Stock, as applicable, as of the Record Date. See "The
                              Consent Solicitation--Revocation of Consents."

Escrow of Consent Fees....    Promptly following the expiration of the
                              Solicitation Period and the receipt of the Requisite Consents, the Company shall, pursuant to the Escrow Agreements, deposit with the Trustee, in the case of the Notes, and with the Registrar and Paying Agent, in the case of the Preferred Stock, funds in an amount sufficient to pay the Consent Fee to all validly consenting
                              Holders who have delivered (and have not revoked) their Consents. Thereafter, upon the consummation of the transactions contemplated by the financing and the Lima Acquisition and the satisfaction or waiver of the other conditions contained herein, the Company shall (i) execute the Supplemental
                              Indentures with the applicable trustees, (ii) file the amendment to the Certificate of Designations relating to the Proposed Amendments and (iii) instruct the Trustee, in the case of the Notes, and the Registrar and Paying Agent, in the case of the Preferred Stock, to promptly release the amounts subject to the Escrow Agreements and pay the Consent Fee to the eligible Holders. For information concerning the terms and conditions of the consent solicitation, see "The Consent Solicitation."

Effectiveness.............    The Proposed Amendments will become effective
                              upon the consummation of the transactions contemplated by the financing and the Lima
                              Acquisition following the end of the Solicitation
                              Period, upon execution by the Company and the applicable trustee of the Supplemental Indentures and the filing of the amendment to the Certificate of Designations pursuant to which the Proposed Amendments will be documented. The
                              Supplemental Indentures are expected to be executed, and the amendment to the Certificate of Designations is expected to be filed, after the end of the Solicitation Period and upon receipt of the Requisite Consents, but not prior to the consummation of the transactions contemplated by the financing and the Lima Acquisition and the satisfaction or waiver of the other conditions contained herein.

Federal Income Tax
 Consequences.............    For a discussion of certain federal income tax
                              considerations relating to the Consent
                              Solicitation, see "Certain Federal Income Tax
                              Consequences."

Solicitation Agents.......    Goldman, Sachs & Co. are serving as Solicitation
                              Agents in connection with the Consent
                              Solicitation.

Information Agent.........    Morrow & Co. is serving as Information Agent in
                              connection with the Consent Solicitation.

Stock Exchange Listing....    Neither the Notes nor the Preferred Stock is
                              currently listed on any stock exchange and it is not contemplated that they will be so listed after the consummation of the Consent
                              Solicitation.

                                  RISK FACTORS

  Prior to deciding whether to consent to the Proposed Amendments, each Holder should carefully consider all of the information contained in this Consent Solicitation Statement. See "Risk Factors" for a discussion of certain important factors that should be considered in evaluating the terms of the Consent Solicitation Statement. Each Holder is urged to read carefully all of the discussion under "Risk Factors."

                                 RISK FACTORS

  Holders of Notes and Preferred Stock should carefully consider the factors set forth below as well as the other information set forth in this Consent Solicitation Statement prior to marking and returning a Consent.

SUBSTANTIAL LEVERAGE, HISTORY OF NET LOSSES AND INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

  The Company has consolidated indebtedness that is substantial in relation to its stockholders' equity. As of March 31, 1998, the Company had outstanding long-term indebtedness (including current portions) of approximately $761.4 million. As of March 31, 1998, on a pro forma basis after giving effect to the consummation of the offering of the New Clark R&M Notes (the "Offering") and the application of the net proceeds therefrom, and the sale of the Offered Pipelines, the Company would have had outstanding long-term indebtedness (including current portions) of approximately $986.4 million and stockholders' equity of approximately $56.7 million. The Company has no significant independent operations and relies on receipt of funds from Clark R&M to meet its debt and dividend obligations. Failure of the Company to meet its debt and dividend obligations could have a material adverse effect on the Company.

  The Company had net losses before extraordinary items of $37.1 million, $56.2 million and $87.4 million for the years ended December 31, 1995, December 31, 1996 and December 31, 1997, respectively. As a result of these losses, earnings were insufficient to cover fixed charges by $61.8 million, $60.5 million and $84.3 million for such periods, respectively. The Company may experience net losses in the future.

  The level of the Company's consolidated indebtedness could have several important consequences for Holders of the Notes and Preferred Stock, including, but not limited to, the following: (i) a significant portion of the Company's cash flow will be dedicated to debt service and dividend payments and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for capital expenditures, acquisitions, general corporate or other purposes may be limited; (iii) the Company's leveraged position and the covenants contained in the 10 7/8% Notes Indenture, the Exchange Indenture and the Certificate of Designations could limit the Company's ability to compete, as well as its ability to expand and make capital improvements; and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns and more sensitive to volatility in the petroleum industry, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions.

  The Company's ability to pay interest on the Notes, dividends on the Preferred Stock and to satisfy its debt obligations will depend upon the future operating performance of Clark R&M, which will be affected by prevailing economic factors, certain of which are beyond its control. The Company anticipates that available cash and other sources of liquidity (primarily dividends and distributions from its subsidiaries) will be adequate to meet the Company's anticipated requirements for interest payments and dividend payments. There can be no assurance, however, that the Company will continue to generate sufficient cash flow in the future to service its debt and dividend obligations and make necessary capital expenditures. If unable to do so, the Company may be required to reduce or delay planned capital expenditures, seek additional financing, dispose of certain assets and/or seek to refinance some or all of its debt. There can be no assurance that any of these alternatives could be effected, if at all, on satisfactory terms.

LIQUIDITY

  The Company's cash, cash equivalents and short-term investments as of March 31, 1998 totalled $148.3 million. In addition, Clark R&M had $400.0 million available (subject to customary borrowing conditions) under the Clark R&M Credit Agreement for the issuance of letters of credit and short-term cash borrowings (subject to a $50.0 million sublimit). On a pro forma basis after giving effect to the Lima Acquisition, the Offering, the application of the net proceeds therefrom and the payment of fees and expenses in connection therewith and this Consent Solicitation, and the sale of the Offered Pipelines, the Company's cash and short-term investments as of such date would have been $197.3 million. As a result of the increased consolidated indebtedness of the Company resulting from the Offering, annual interest expense will increase. There are a number of other factors which may have a material effect on the Company's liquidity, including the following:

  The Company's short-term working capital requirements (primarily letter of credit issuances at Clark R&M to support crude oil requirements) fluctuate with the pricing and sourcing of crude oil. Historically, Clark R&M's internally generated cash flows have been sufficient to meet its needs. Clark R&M's Credit Agreement is a revolving line of credit for short-term cash borrowings and for the issuance of letters of credit in an amount equal to the lesser of $400.0 million or a borrowing base calculated with reference to cash and cash equivalents, eligible investments, eligible receivables and eligible petroleum inventories. As of March 31, 1998, the maximum commitment under Clark R&M's Credit Agreement was $400.0 million, of which $164.2 million was used for letters of credit; there were no direct borrowings as of such date. The Credit Agreement will expire December 31, 1999. To the extent Clark R&M is unable to refinance its working capital facility on a timely basis and on satisfactory terms, there can be no assurance that the Company will have adequate liquidity. In addition, Clark R&M is required to comply with certain financial covenants contained in the Credit Agreement. There can be no assurance that Clark R&M will remain in compliance with such covenants if industry conditions weaken and continue for an extended period of time, which would have a direct impact on the Company. Upon the consummation of the Lima Acquisition and the new financing, the Company expects to amend the facility to, among other things, extend the maturity thereof and increase the total amount of availability thereunder up to the lesser of $700 million or the amount available under the Borrowing Base, with a sub-limit of $100-$150 million (increased from $50 million) for direct cash revolving credit borrowings, all of which would continue to be secured.

  The Company also has a number of longer term needs for cash. The Company estimates that mandatory capital expenditures, including environmental and regulatory expenditures and other nondiscretionary expenditures, from 1998 through 2000 will be approximately $65.0 million per year. While the Company expects that internally generated cash flows will be sufficient to support such capital expenditures, there can be no assurance in this regard. The Company links discretionary capital spending to cash flow generated and, as of March 31, 1998, did not have any material long-term commitments for discretionary capital expenditures. If internally generated cash flows are insufficient to support such mandatory and discretionary capital expenditures, the Company may be required to seek additional financing or postpone such capital expenditures. There can be no assurance that any such additional financing could be obtained or, if obtained, that the terms of any such financing would be satisfactory to the Company.

  The Lima Refinery will also require significant capital expenditures. See "Summary of Company Estimates Regarding the Lima Acquisition."

THE LIMA ACQUISITION

  The Lima Acquisition will have significant effects on all of the Company's operations. The Lima Acquisition is expected to increase the Company's refining capacity from 370,000 bpd to 540,000 bpd. As a result, the Company will experience corresponding increases in (i) working capital requirements,
(ii) demands on management resources, (iii) requirements for crude oil feedstock supply and (iv) quantities of refined product output which must be stored, transported and marketed by the Company. There can be no assurance, however, that the Company will be able to successfully implement its business strategy with respect to the Lima Refinery.

  The Lima Refinery is being purchased on an "as is" basis, with limited representations, warranties and closing conditions. While BP will indemnify Clark R&M and the Company for all liabilities and obligations arising from the ownership and operation of the Lima Refinery prior to Closing subject to certain terms and limitations contained in the Purchase Agreement (including the requirement that certain environmental indemnity claims be made within 17 years of Closing), the ownership and operation of the facility post-Closing may subject Clark R&M and the Company in the future to risks of substantial liability for environmental matters, for which Clark R&M has agreed to indemnify BP.

COMPANY ESTIMATES REGARDING THE LIMA ACQUISITION

  The Company's estimates for the Lima Refinery included herein represent the Company's best estimates of the operating results it would have achieved at the Lima Refinery, had the Company purchased the Lima Refinery on January 1, 1997 and operated it and the related assets in the proposed manner from January 1, 1997 through December 31, 1997. The estimates are based upon a number of assumptions, some of which may not materialize. Other assumptions may materialize but in a subsequent period. Unanticipated events may occur which could affect actual results achieved by the Company after the Lima Acquisition. The Lima Refinery's actual results after the Lima Acquisition will vary from the estimates and these variations may be material. Prospective investors are cautioned not to place undue reliance on the estimates. The Company does not intend to update or otherwise revise the estimates to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The estimates were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants or generally accepted accounting principles and have not been examined, reviewed or compiled by the Company's independent public accountants. See "Summary of Company Estimates Regarding the Lima Acquisition."

CONSEQUENCES TO NON-CONSENTING HOLDERS

  Holders who do not timely consent to the Proposed Amendments will not be eligible to receive a Consent Fee even though the Proposed Amendments, if approved through the receipt of the Requisite Consents, will be binding upon them.

                             THE LIMA ACQUISITION

OVERVIEW

  On July 1, 1998, Clark R&M entered into the Purchase Agreement for the purchase of the Lima Refinery for a purchase price of $175 million plus the market value of the hydrocarbon inventory at the Lima Refinery at Closing, which is currently estimated to be approximately $60 million. In addition, an estimated $50 million will be paid for crude oil in transit currently owned by BP, the payment for which will occur over the two months following the consummation of the Lima Acquisition as the crude oil is delivered to the Lima Refinery. Such $50 million will be substantially funded through proceeds from the sale of finished products over the same period. The Lima Refinery is being purchased with limited representations, warranties and closing conditions. Subject to the terms and limitations set forth in the Purchase Agreement (including the requirement that certain environmental claims be made within 17 years after Closing), BP will indemnify Clark R&M and the Company for all environmental and other liabilities and obligations arising from the ownership and operation of the Lima Refinery prior to Closing. The Company believes the purchase price for the Lima Refinery is attractive based on recent comparable refinery acquisitions. The Company also believes the Lima Acquisition will offer an opportunity to improve the Company's results of operations and cash flow and that the Lima Refinery has the potential for improved productivity.

  The Lima Refinery is a single train, fully integrated coking refinery that has a rated crude oil throughput capacity of approximately 170,000 bpd, which is expected to increase the Company's crude oil throughput capacity from its current 370,000 bpd to approximately 540,000 bpd. The Lima Refinery is a highly automated, modern oil refinery with a Nelson complexity rating of 8.7 and an estimated replacement cost of $1.2 billion. The Midwest location of the Lima Refinery has historically provided it with a transportation cost advantage and less gross margin volatility than refineries in other regions since demand for refined products has exceeded supply in the region. The Lima Refinery complements the Company's existing assets in the region as it is located in existing core retail and wholesale markets where the Company already has distribution capability.

HISTORY

  Originally known as the Solar Refinery, the first refinery on the Lima Refinery's site was constructed in 1886 by The Standard Oil Company in order to take advantage of what was to become the world's greatest oil producing area until 1910. Following the break-up of Standard Oil in 1911 by the U.S. anti-trust litigation, the Standard Oil Company of Ohio (Sohio as it was known in the Midwest) did not own the Lima Refinery. However, in 1931, Sohio acquired the Lima Refinery and invested heavily to ensure that it would remain a technologically modern refinery. Most of the processing units in the Lima Refinery have been rebuilt since 1970, making the Lima Refinery relatively young among Midwest refineries. BP gained control of the Lima Refinery when Standard Oil merged with BP in 1987.

  In 1996, BP announced its intention to sell the Lima Refinery. The Company participated in BP's sale process at such time and performed extensive due diligence during 1996, including the review of information provided by BP, presentations from BP's management, interviews of key Lima Refinery personnel, a visit to the Lima Refinery and the modification of BP's linear programming model of the Lima Refinery. However, the Company did not make an offer to purchase the Lima Refinery at that time. In late 1996, BP announced that it could not locate a suitable buyer for the Lima Refinery and would close the Lima Refinery in two years. Despite such announcement, BP continued to invest at near historical levels for maintenance operating expenses and mandatory capital expenditures at the Lima Refinery during 1997. In May 1998, the Company expressed an interest to BP to purchase the Lima Refinery and was provided with updated operating information on the Lima Refinery.

THE LIMA REFINERY

  The Lima Refinery, which is located on a 650 acre site, was designed to process light sweet crude oil and has historically run a predominately domestic sweet crude oil slate. In addition to over five million barrels of on-site storage and a rail products loading and unloading system, the Lima Refinery also has access to a system of crude oil and product pipelines and terminals. At approximately 170,000 bpd, the Lima Refinery is large enough to realize economies of scale, resulting in consistently high operating efficiency and low unit costs. According to a 1994 industry study, the Lima Refinery ranked in the 2nd quartile in terms of fixed costs and in the 1st quartile in operational availability, turnaround index and maintenance index.

  The Lima Refinery's major processing units and associated current capabilities are listed below:

                                                      CAPACITY (BARRELS PER DAY,
     PROCESSING UNIT                                       EXCEPT AS NOTED)
     ---------------                                  --------------------------
     Crude unit......................................          170,000
     Vacuum unit.....................................           54,000
     FCC unit........................................           40,000
     Coker unit......................................           22,500
     Reformer........................................           56,000
     HDS.............................................           60,000
     Isocracker......................................           26,000
     Isomerization...................................           18,500
     Aromatics.......................................           25,500
     Trolumen........................................            1,200
     Hydrogen purification unit......................     1.2 mm scfh 90% H2
     Sulfur recovery unit............................        54 long tons

CRUDE OIL SUPPLY AND REFINED PRODUCT DISTRIBUTION

  Crude oil for the Lima Refinery can be obtained from a variety of sources and transported through several crude oil pipelines. The Lima Refinery receives 100% of its crude oil supply via pipeline. Delivery routes include the Mid-Valley, Salem-Stoy-Lima (SSL) and the Marathon pipeline systems as the three crude pipeline systems with final delivery capability to the refinery, with connections to Capline, Mobil, Ozark, IPL and other pipeline systems. Historically, the Lima Refinery has been supplied by domestic crude oil moving via the Mesa and West Texas Gulf pipeline into the Mid-Valley pipeline system. Gulf Coast sourced foreign crude oil can be supplied to the Lima Refinery via the LOOP/LOCAP system into Capline and then into the Lima Refinery either through the SSL or Marathon pipeline systems. Canadian crude oil can be supplied to the refinery through the IPL system which connects to the Marathon pipeline system.

  The Lima Refinery distributes products through several refined product pipeline systems and by rail, truck or the adjacent Vine Street terminal. Most refinery products are distributed by using the Buckeye or Inland Pipeline Systems. The Buckeye Pipeline System is a publicly held, common carrier, interstate pipeline system with connections throughout the Midwest. Through Buckeye, the Lima Refinery has access to markets in Northern/Central Ohio, Indiana, Michigan and Western Pennsylvania. The Inland Pipeline System is a private intra-state system jointly owned by BP, Shell, Unocal and Sun and available solely for their use.

THE MIDWEST MARKET

  The Lima Refinery is located in the U.S. Midwest PADD II (Petroleum Area for Defense District), where demand for light products (gasoline and distillates) has historically exceeded the region's refining production by approximately 800,000 bpd. This light products shortfall has historically been even more acute in Ohio. Ohio refining capacity is approximately 500,000 bpd. However, even with this refining capacity, there are movements of approximately 130,000 bpd of light products into the state. Some of this additional light product supply comes from refineries in adjoining states, including Michigan and Kentucky. Historically there has been strong enough demand in Ohio to justify the cost of importing production from other markets. Transportation costs for refined products from the Gulf Coast to the Ohio market have averaged approximately $1.10 per barrel.

THE PURCHASE AGREEMENT

  The Purchase Agreement provides that BP will sell all of the following to Clark R&M: (i) the Lima Refinery, including all machinery and equipment used in the operation of the Lima Refinery; (ii) the real property on which the Lima Refinery is located, and certain related leased property; (iii) four crude oil storage and blending tanks and the real property situated thereon;
(iv) all hydrocarbon and non-hydrocarbon inventories at the Lima Refinery; (v) a paid-up, nonexclusive, royalty free license to use certain technology and intellectual property of BP and its affiliates in the operation of the Lima Refinery; and (vi) certain other assets as described in the Purchase Agreement (collectively, the "Purchased Assets"). The purchase price for the Purchased Assets equals $175 million plus the market value of the hydrocarbon inventory at the Lima Refinery at Closing, which is currently estimated will be approximately $60 million. In addition, an estimated $50 million will be paid for crude oil in transit currently owned by BP, the payment for which will occur over the two months following the consummation of the Lima Acquisition as the crude oil is delivered to the Lima Refinery. Such $50 million will be substantially funded through proceeds from the sale of finished products over the same period. Clark R&M has also agreed to assume and indemnify BP for all liabilities arising from the ownership and operation of the Lima Refinery after the Closing. Upon the execution of the Purchase Agreement, Clark R&M made a $17.5 million deposit which will be deducted from the final purchase price at Closing.

  The Purchase Agreement provides for the Lima Refinery to be purchased with limited representations, warranties and closing conditions. Subject to certain terms and limitations set forth in the Purchase Agreement, BP has agreed to indemnify Clark R&M and the Company for all environmental and other liabilities and obligations arising from the ownership and operation of the Lima Refinery prior to the Closing or from the breach by BP of any representation, warranty or covenant contained in the Purchase Agreement. Indemnity claims for breaches of representations and warranties (other than environmental matters) and certain pre-Closing covenants must be brought within one year after the Closing. Certain environmental indemnity claims (including for breaches of representations and warranties) must be brought within 17 years after the Closing. Except for environmental matters, Clark R&M will not have a claim against BP for breaches of representations and warranties and certain pre-Closing covenants until the aggregate of all losses for such matters exceeds $3.5 million and BP's aggregate liability for such losses will not exceed $25 million. The Purchase Agreement provides that, subject to the satisfaction or waiver of the conditions precedent set forth therein, the Closing will occur five business days after the expiration of the waiting period, or any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), unless the Closing would occur prior to August 7, 1998, in which event Clark R&M has the option to postpone the Closing until any business day not later than August 7, 1998.

  Clark R&M has agreed to offer employment to the employees of the Lima Refinery. However, because BP had previously announced that the Lima Refinery was to be closed, many of such employees have accepted offers of employment with other operations of BP. While BP has agreed to assist Clark R&M in its efforts to retain the Lima Refinery's employees, Clark R&M will assume the risks associated with attracting and retaining an appropriate work force.

  Clark R&M has agreed to convey to BP Chemicals Inc. ("BP Chemicals") 15 acres of the Lima Refinery's property in order to permit BP Chemicals to proceed with the previously announced construction of a 1:4 Butanediol Plant ("BDO Plant") at the Lima Refinery site. The specific location of the BDO Plant will be mutually agreed upon by Clark R&M and BP Chemicals. In addition, Clark R&M will assume certain agreements with BP Chemicals and BP Oil Pipeline Company providing for the purchase and sale by the Lima Refinery of propylene and certain other chemicals. Clark R&M and the parties to such agreements have agreed to negotiate in good faith to seek to enter into new long-term agreements for the purchase and sale of propylene and such other chemicals.

          SUMMARY OF COMPANY ESTIMATES REGARDING THE LIMA ACQUISITION

INTRODUCTION

  BP has historically operated the Lima Refinery as a component of its integrated global system and especially its Midwest refining and marketing system. As a result, the Company believes that decisions such as those relating to crude slate, yield, total throughput and capital expenditures were likely made to optimize the performance of BP's entire integrated system, as opposed to that of the Lima Refinery specifically. The Company is not acquiring the Lima Refinery's sources of crude oil and other feedstocks, sales force, customer base or trade names. There are no historical financial statements covering the Lima Refinery on a stand-alone basis. Further, the Company believes any such financial statements would not be meaningful for the reasons set forth above.

COMPANY ESTIMATES

  The Company believes that the Lima Acquisition will provide an opportunity to improve the Company's operating results and cash flow. The Company and Turner, Mason & Company, an independent energy consulting firm, ("Turner, Mason") reviewed the historical and proposed operation of the Lima Refinery. The Company's estimates represent the operating results of the Lima Refinery as if the Company had acquired the assets on January 1, 1997 and operated it during 1997 based on the Company's proposed operation of the Lima Refinery. The Company believes 1997 market prices are appropriate since it is the last full year for which market prices are available.

  The Company's estimates, set forth below, were developed as follows: (i) feedstocks and refined product yields were based on BP's linear program and modified by the Company during due diligence based on the assets being acquired, and results of the linear program were then compared to actual charges and yield data (which resulted in higher crude oil throughput, but yields which were more conservative than the actual yields generated by BP in
1997), (ii) gross margin was calculated using the applicable 1997 market prices, (iii) operating expenses were based on actual historical performance with adjustments for higher crude oil throughput and the Company's expected mode of operation and (iv) general and administrative costs were estimated for those services previously provided by BP's corporate staff. As discussed above under "The Lima Acquisition--The Purchase Agreement," because BP had previously announced that the Lima Refinery was to be closed, many employees have accepted offers of employment with other operations of BP. While BP has agreed to assist Clark R&M in its efforts to retain the LIma Refinery's employees, Clark R&M will assume the risks associated with attracting and retaining an appropriate workforce and may thus incur higher employment-related costs initially.

  The Company's estimates for the Lima Refinery included herein were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants or generally accepted accounting principles and have not been examined, reviewed or compiled by the Company's independent accountants and, accordingly, such independent accountants do not express an opinion or any other form of assurance with respect thereto. These figures represent the Company's best estimates of the operating and financial results of the Lima Refinery had the Company operated it and the related assets in 1997 and assuming the Company had been successful in implementing its anticipated changes and expected mode of operation.

  The Company's estimates and underlying assumptions were independently reviewed and confirmed by Turner, Mason. Turner, Mason was furnished with information concerning the Lima Refinery available to the Company, conducted a site visit and discussed the operations of the Lima Refinery with management of BP and of the Company. The Company did not place any limitations upon Turner, Mason with respect to procedures followed or factors considered by Turner, Mason in rendering its opinion. In Turner, Mason's opinion, the assumptions underlying the Company's estimates provide a reasonable basis for the Company's estimates, and the Company's estimates are reasonable. Turner, Mason's opinion and summary report are included herein (see Appendix 2).

  The success of the Company's planned operation of the Lima Refinery is subject to uncertainties and contingencies beyond the Company's control, including business, economic, regulatory and competitive uncertainties and contingencies. No assurance can be given that the planned operations and anticipated benefits would have been realized had the Company actually operated the Lima Refinery in 1997. The gross margin and operating expense estimates are based on various assumptions. Some of these assumptions may not materialize. Other assumptions may materialize but in a subsequent period. Unanticipated events may occur subsequent to the date of this document. The actual results achieved by the Company at the Lima Refinery will vary from those set forth below and the variations may be material. Consequently, the inclusion of the estimates herein should not be regarded as a representation by the Company, Turner, Mason or any other person that the estimates would have been achieved in 1997 or will be achieved in the future. Holders are cautioned not to place undue reliance on these estimates.

  The Company does not intend to update or otherwise revise the estimates to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the estimates to reflect changes in general economic or industry conditions. The Company's regular quarterly and annual financial statements will be included in the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, which will be filed with the Securities and Exchange Commission. Information contained in such financial statements will be deemed to supersede the estimates.

ESTIMATED 1997 LIMA REFINERY EBITDA

  The Company estimates that the Lima Refinery would have generated $64.6 million of earnings before interest, taxes, depreciation and amortization ("EBITDA") in 1997 after giving effect to the estimated processing rates, yields and operating expenses. This estimate was based on (i) 1997 spot market prices for crude oil and refined products adjusted for transportation differentials, (ii) feedstocks and refined product yields based on the modification of BP's linear programming model (which resulted in higher crude oil throughput, but yields which were more conservative than the actual yields generated by BP in 1997), (iii) actual historical operating expenses adjusted for higher throughput and the Company's mode of operation and (iv) general and administrative costs estimated for those services previously provided by BP's corporate staff.

  The Company's estimates for the Lima Refinery based on 1997 market prices are as follows:

                                                                 1997 ESTIMATE
                                                                ----------------
                                                                ($ IN MILLIONS,
                                                                EXCEPT AS NOTED)
     Crude oil throughput (m bbls/day).........................       160.5
     Production (m bbls/day)...................................       165.0
     Gross margin ($/bbl of production)........................      $ 2.82
     Operating expenses ($/bbl of production)..................        1.73
     Gross margin..............................................       170.1
     Operating expenses........................................       104.3
     General and administrative costs..........................         1.2
     Refinery EBITDA (a).......................................      $ 64.6

--------
(a) A $0.10 per barrel change in the realized gross margin or operating expenses would have increased or decreased estimated operating cash flow by approximately $6 million.

  Refinery Feedstocks:

                                                       1997 ACTUAL 1997 ESTIMATE
                                                       ----------- -------------
                                                       (THOUSANDS OF BARRELS PER
                                                                 DAY)
     Light sweet crude oil............................    140.9        153.5
     Light sour crude oil.............................     12.5          7.0
     Other............................................      7.7          3.6
                                                          -----        -----
       Total..........................................    161.1        164.1
                                                          =====        =====

  Refinery Production:

                                                       1997 ACTUAL 1997 ESTIMATE
                                                       ----------- -------------
                                                       (THOUSANDS OF BARRELS PER
                                                                 DAY)
     Gasoline.........................................     82.6         81.7
     Diesel fuel......................................     36.9         36.4
     Jet fuel.........................................     17.1         20.2
     Petrochemical products...........................      7.7          7.7
     Other............................................     18.7         19.0
                                                          -----        -----
       Total..........................................    163.0        165.0
                                                          =====        =====

SUMMARY OF COMPANY ESTIMATE ASSUMPTIONS

  In connection with the execution of the Purchase Agreement, the Company performed limited due diligence on the Lima Refinery, including the review of information provided by BP, discussions with the Lima Refinery manager and a preliminary visit to the Lima Refinery. The results of this limited due diligence, together with the more extensive due diligence performed in 1996, are the basis for the Company's assumptions. The assumptions underlying the anticipated changes in processing rates, yields and operating expenses are described below. The estimates assume that (i) the Lima Acquisition occurred at January 1, 1997; (ii) the Company successfully implemented its planned changes in processing rates, yields and operating expenses; and (iii) BP assumed responsibility for environmental remediation. Pursuant to the terms of the Purchase Agreement, the Company will be permitted to conduct a more extensive due diligence review, including visits to the Lima Refinery and interviews with key Lima Refinery personnel, between July 6 and July 10, 1998.

 Feedstocks

  The Company assumed that domestic and foreign crude oil would have been purchased at market prices and transported via available pipeline routes at published tariff rates for delivery to the Lima Refinery, which is consistent with historical operation. The mix of foreign and domestic crude oil feedstocks was consistent with historical throughputs. From 1995 to 1997, the Lima Refinery averaged approximately 152,000 bpd of crude oil throughput and approximately 159,000 bpd of total feedstocks. However, the Company believes the processing rates were limited during this period due to the Lima Refinery's pending sale and closure. The crude unit has a design capacity of approximately 170,000 bpd and processed 174,000 bpd for one week in November 1995. Therefore, the Company believes it can achieve crude oil throughput of 160,500 bpd and total production of 165,000 bpd.

  The Company believes there may be a further opportunity to optimize the crude oil inputs into the Lima Refinery by selecting more optimal crude oil types, but such opportunity was not included in the Company's estimates.

 Yields

  The Lima Refinery has historically been optimized as part of an integrated system with BP's nearby Toledo refinery, the adjacent BP chemical operation and the BP light product marketing network. As a result, the Company believes there is an opportunity to optimize the Lima Refinery as a stand-alone operation to take full advantage of the Lima Refinery's asset capability. The Company assumed the products generated according to the linear programming model were sold at spot market prices. The estimated product yields are more conservative than the actual yields generated by BP in 1997.

 Operating and General and Administrative Expenses

  The Company adjusted historical operating expense levels of the Lima Refinery principally for higher throughput levels and the replacement of self-insurance with premium-based insurance. Incremental general and administrative costs were added for functions previously provided by BP's corporate staff and not allocated to the Lima Refinery.

 Capital Investment

  From 1991-1997, BP invested an aggregate of approximately $212 million in the Lima Refinery. Based on initial due diligence, the Company expects mandatory capital expenditures to average approximately $20 million per year for the period from 1999 to 2002 and turnaround expenses to cost approximately $30 million once every five years. The Lima Refinery is scheduled to have the first such major maintenance turnaround in 1999. The Company expects cash flows from the Lima Refinery to be adequate to cover incremental financing and mandatory capital and turnaround costs.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998, and as adjusted to give effect to the Lima Acquisition, the payment of fees and expenses associated with the Lima Acquisition and the Consent Solicitation, the Offering and the application of a portion of the net proceeds therefrom and the sale of the Offered Pipelines. This table should be read in conjunction with the Consolidated Financial Statements and related notes incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                                   AS OF
                                                              MARCH 31, 1998
                                                             ------------------
                                                             ACTUAL   PRO FORMA
                                                             -------  ---------
                                                               (IN MILLIONS)
Cash, cash equivalents and short term investments (a)....... $ 148.3  $  197.3
                                                             =======  ========
LONG-TERM DEBT (B):
  Clark R&M 9 1/2% Notes.................................... $ 175.0  $  175.0
  Clark R&M Term Loan.......................................   125.0     125.0
  Clark R&M 8 3/8% Senior Notes.............................    99.3      99.3
  Clark R&M 8 7/8% Senior Subordinated Notes................   173.8     173.8
  New Clark R&M Floating Rate Senior Notes..................     --       75.0
  New Clark R&M Fixed Rate Senior Notes.....................     --      150.0
  Capital leases and other..................................    10.1      10.1
                                                             -------  --------
    Total Clark R&M long-term debt.......................... $ 583.2  $  808.2
                                                             -------  --------
  Company 10 7/8% Notes.....................................   175.0     175.0
  Company 11 1/2% Preferred Stock...........................    66.6      66.6
                                                             -------  --------
    Total Company long-term debt and preferred stock........ $ 241.6  $  241.6
                                                             -------  --------
      Total................................................. $ 824.8  $1,049.8
                                                             =======  ========
STOCKHOLDERS' EQUITY:
  Common, $0.01 par value................................... $   0.1  $    0.1
  Common, Class F, $0.01 par value..........................     0.1       0.1
  Paid-in-capital...........................................   208.9     208.9
  Retained earnings (deficit) (a)...........................  (220.2)   (152.4)
                                                             -------  --------
    Total stockholders' equity.............................. $ (11.1) $   56.7
                                                             -------  --------
    Total capitalization.................................... $ 813.7  $1,106.5
                                                             =======  ========

--------
(a) Pro forma amount gives effect to the sale of the Offered Pipelines for net proceeds of $74.0 million which would result in an after-tax book gain of $67.8 million.
(b) Does not reflect the utilization of $164.2 million at March 31, 1998 under the Credit Agreement to support outstanding letters of credit.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The selected consolidated financial data set forth below for the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 are derived from the audited financial statements incorporated herein by reference. The selected financial data set forth below for the Company as of December 31, 1993, 1994, and 1995 and for each of the two years in the period ended December 31, 1994 are derived from the audited financial statements not included elsewhere herein. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The selected historical data for the three-month periods ended March 31, 1997 and 1998 are unaudited.

                                                                              THREE MONTHS
                                                                                  ENDED
                                    YEAR ENDED DECEMBER 31,                     MARCH 31,
                          ------------------------------------------------  ------------------
                            1993      1994      1995      1996      1997      1997      1998
                          --------  --------  --------  --------  --------  --------  --------
                                 (IN MILLIONS, EXCEPT RATIOS AND OPERATING DATA)
STATEMENT OF EARNINGS
 DATA:
Net sales and operating
 revenues...............  $2,264.7  $2,441.2  $4,486.8  $5,073.1  $4,336.8  $  999.2  $  824.1
Cost of sales...........   1,930.3   2,086.6   4,015.2   4,557.0   3,703.4     892.9     688.7
Operating expenses(a)...     207.5     225.8     375.6     420.0     433.9     107.6     111.1
General and
 administrative
 expenses(a)............      43.4      51.3      52.3      59.4      66.9      15.0      18.2
Depreciation and
 amortization(b)........      35.4      37.4      43.5      48.5      61.3      12.5      16.0
Inventory (recovery of)
 write-down to market
 value..................      26.5     (26.5)      --        --       19.2       --       22.7
Recapitalization, asset
 writeoffs and other
 charges................       --        --        --        --       51.8       --        --
                          --------  --------  --------  --------  --------  --------  --------
Operating income
 (loss).................  $   21.6  $   66.6  $    0.2  $  (11.8) $    0.3  $  (28.8) $  (32.6)
Interest and financing
 costs, net(c)..........      43.7      53.7      59.2      47.5      80.1      18.6      16.0
Other income
 (expense)(d)...........      11.4      (1.1)      --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) from
 continuing operations
 before taxes,
 extraordinary items and
 cumulative effect of
 change in accounting
 principles.............  $  (10.7) $   11.8  $  (59.0) $  (59.3) $  (79.8) $  (47.4) $  (48.6)
Income tax provision
 (benefit)..............      (4.2)      4.0     (21.9)     (3.1)      7.6       --        0.1
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) from
 continuing operations
 before extraordinary
 items and cumulative
 effect of change in
 accounting principles..  $   (6.5) $    7.8  $  (37.1) $  (56.2) $  (87.4) $  (47.4) $  (48.7)
                          ========  ========  ========  ========  ========  ========  ========
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term
 investments............  $  232.9  $  155.0  $  149.8  $  354.8  $  251.0  $  227.0  $  148.3
Total assets............     865.4     891.7   1,364.9   1,432.8   1,275.6   1,375.8   1,166.4
Long-term debt..........     538.1     553.3     765.0     781.4     765.9     785.7     758.2
Exchangeable preferred
 stock..................       --        --        --        --       64.8       --       66.6
Stockholders' equity....      49.5      56.2     154.2     214.4      38.4     167.0     (11.1)
SELECTED FINANCIAL DATA:
EBITDA, as adjusted(e)..  $   83.5  $   77.5  $   43.7  $   36.7      61.6  $  (16.3) $  (16.6)
Cash flows from
 operating activities...      57.8      56.3     (81.5)     22.4      76.9     (70.1)    (91.7)
Cash flows from
 investing activities...     (40.2)     (2.2)   (240.1)    218.5    (125.6)    (56.7)     (3.1)
Cash flows from
 financing activities...      29.7      (6.5)    298.9      (4.7)    (55.1)     (0.9)     (7.9)
Ratio of earnings to
 fixed charges(f)(g)....       --       1.14x      --        --        --        --        --
Expenditures for
 turnaround.............  $   20.6  $   11.2  $    6.5  $   13.9  $   47.4  $   27.4  $    3.5
Expenditures for
 property, plant and
 equipment..............      68.1     100.4      42.2      45.0      83.7      30.9       9.0
Refinery acquisition
 expenditures...........       --       13.5      71.8       --        --        --        --

                                                                  THREE MONTHS
                                                                      ENDED
                               YEAR ENDED DECEMBER 31,              MARCH 31,
                          --------------------------------------  --------------
                           1993    1994    1995    1996    1997    1997    1998
                          ------  ------  ------  ------  ------  ------  ------
                          (IN MILLIONS, EXCEPT RATIOS AND OPERATING DATA)
OPERATING DATA:
Refining Division:
 Port Arthur Refinery
  (acquired February 27,
  1995)
 Production (m
  bbls/day).............     --      --    207.7   210.8   213.5   166.1   218.9
 Gross margin (per
  bbl)(a)...............     --      --   $ 2.28  $ 2.78  $ 3.84  $ 3.91  $ 3.85
 Operating
  expenses(mm)(a).......     --      --    121.6   164.7   170.7    43.1    45.4
 Blue Island, Hartford
  and other refining
  Production (m
  bbls/day).............   134.7   140.3   136.5   134.2   135.8   136.7   116.1
 Gross margin (per
  bbl)(a)...............  $ 3.68  $ 3.35  $ 2.51  $ 2.56  $ 3.79  $ 2.88  $ 2.71
 Operating
  expenses(mm)(a).......   104.3   115.0   130.2   126.6   123.2    32.0    32.1
 Refining operating
  contribution (mm).....    65.7    40.1    (0.6)   27.9   169.9    11.7    22.0
Retail Division(a):
 Number of core market
  stores (average)(h)...     547     553     595     620     666     657     670
 Gasoline volume (mm
  gals).................   726.6   763.3   838.1   858.7   912.4   205.9   225.4
 Gasoline volume (m gals
  pmps).................   110.7   115.0   117.4   115.4   115.8   105.6   113.7
 Gasoline gross margin
  (cents/gal)...........    11.4c   11.3c   11.9c   10.6c   10.5c   11.0c   10.5c
 Convenience product
  sales (mm)............  $143.6  $158.0  $189.9  $201.8  $244.3  $ 50.6  $ 58.9
 Convenience product
  sales (m pmps)........    21.9    23.8    26.6    27.1    30.6    25.7    29.3
 Convenience product
  gross margin and other
  income (mm)...........    36.4    39.8    46.5    52.2    64.6    13.9    15.9
 Convenience product
  gross margin (m
  pmps).................     5.5     6.0     6.5     7.0     8.1     7.0     7.9
 Operating expenses
  (mm)(a)...............    64.5    70.6    90.3   101.8   118.4    27.1    29.8
 Core market store
  contribution (mm).....    35.0    35.3    38.3    20.5    19.8     3.7     4.1
 Non-core stores,
  business development &
  other (mm)............    14.6     9.1     6.9     4.7     2.0     0.5    (0.4)
 Retail operating
  contribution (mm).....    49.6    44.4    45.2    25.2    21.8     4.2     3.7

----------------

(a) Certain reclassifications have been made to prior periods to conform to current period presentation.
(b) Amortization includes amortization of turnaround costs and organizational costs.
(c) Interest and financing costs, net, included amortization of debt issuance costs of $1.7 million, $1.8 million, $6.5 million, $10.2 million and $10.2 million for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, and $2.7 million and $0.5 million for the three-months ended March 31, 1997 and 1998, respectively. Interest and financing costs, net, also included interest on all indebtedness, net of capitalized interest and interest income.
(d) Other expense in 1994 included financing costs associated with a withdrawn debt offering. Other income in 1993 included the final settlement of litigation with Drexel Burnham Lambert Incorporated of $8.5 million and a gain from the sale of non-core stores of $2.9 million.
(e) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a commonly used non-GAAP financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles ("GAAP")). EBITDA, as adjusted, does not reflect cash necessary or available to fund cash requirements. EBITDA, as adjusted, in 1993 and 1994 excluded the write-off in 1993 and the recovery in 1994 of a $26.5 million inventory valuation adjustment.
(f) The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing (i) earnings before income taxes (adjusted to recognize only distributed earnings from less than 50% owned persons accounted for under the equity method) plus fixed charges, excluding capitalized interest by (ii) fixed charges and preferred stock dividends, excluding capitalized interest. Fixed charges consisted of interest on indebtedness, including amortization of discount and debt issuance costs and the estimated interest components (one-third) of rental and lease expense.
(g) As a result of the losses for the years ended December 31, 1993, 1995, 1996 and 1997, earnings were insufficient to cover fixed charges by $13.2 million, $61.8 million, $60.5 million and $84.3 million, respectively. As a result of the losses for the three months ended March 31, 1997 and 1998, earnings were insufficient to cover fixed charges by $47.7 million and $48.4 million, respectively.
(h) Ten stores included in 1997 and 1998 operated exclusively as convenience stores and did not sell fuel.

                    TERMS OF THE NOTES AND PREFERRED STOCK

  The Company has outstanding (i) the Notes and (ii) the Preferred Stock. The Notes are general unsubordinated and unsecured senior obligations of the Company and rank pari passu with all other unsubordinated and unsecured indebtedness of the Company. The Preferred Stock ranks senior to all classes of Common Stock of the Company, on a parity with any class of Capital Stock or series of preferred stock hereafter established the terms of which expressly provide that such class will rank on a parity with the Preferred Stock, and junior to each other class of Capital Stock or series of preferred stock hereafter established the terms of which expressly provide that such class will rank senior to the Preferred Stock. As a holding company that conducts virtually all of its business through Clark R&M, the Company currently has no material source of operating cash flow other than from dividends and distributions from Clark R&M. Clark R&M has no obligation to pay amounts due on the Notes or the Preferred Stock and does not guarantee the Notes. Therefore, the rights of the holders of the Notes and the Preferred Stock are effectively subordinated to all liabilities of Clark R&M, including trade payables.

THE NOTES

  The Notes mature on December 1, 2005. The Notes bear interest at a rate of 10 7/8% per annum, payable semi-annually in cash on June 1 and December 1. The Notes are redeemable, at the option of the Company, in whole or in part, on or after December 1, 2000 at 105.438%, 103.625%, 101.813% and 100% of their principal amount for the twelve months following December 1, 2000, 2001, 2002 and 2003, respectively, plus accrued and unpaid interest, if any, thereon, to the date of redemption. In addition, at any time on or prior to December 1, 1998, the Company may, at its option, redeem up to 35% of the aggregate principal amount originally issued under the 10 7/8% Notes Indenture of the Notes with the net cash proceeds of one or more public offerings, at a redemption price equal to 110.875% of the principal amount thereof; provided, however, that after giving effect to any such redemption, at least 65% of the principal amount of Notes originally issued remains outstanding immediately after such redemption and that such redemption occurs within 75 days following the closing of such public offering. Holders of the Notes have the right to require the Company to repurchase all or any part of such Holder's Notes in the event of a Change of Control at par plus a 1% premium.

THE PREFERRED STOCK

  Holders of Preferred Stock are entitled to receive dividends on each share of Preferred Stock at a rate per annum of 11 1/2% of the liquidation preference ($1,000) per share. The dividends are cumulative, whether or not declared, on a daily basis from October 1, 1997 and are payable semi-annually in arrears on April 1 and October 1. The Preferred Stock is redeemable, at the option of the Company, in whole or in part, on or after October 1, 2002 at 105.750%, 103.833%, 101.917% and 100% of its liquidation preference for the twelve months following October 1, 2002, 2003, 2004 and 2005, respectively, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of redemption; provided, that no redemption shall be authorized or made unless prior thereto all accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash is set apart sufficient for such payment. In addition, the Company may, at its option, use the Net Available Proceeds of one or more Equity Offerings to redeem for cash, in whole or in part, shares of Preferred Stock at a redemption price equal to 107% prior to October 1, 1998, 108% thereafter but prior to October 1, 1999 and 109% thereafter but prior to October 1, 2000 of the liquidation preference thereof. Holders of the Preferred Stock have the right to require the Company to repurchase all or any part of such Holder's shares of Preferred Stock in the event of a Change of Control occurring after October 1, 2005.

                                THE AMENDMENTS

  The Proposed Amendments would amend certain provisions which limit the ability of Clark R&M to incur the indebtedness to finance the Lima Acquisition and would conform the exception for indebtedness under the Credit Agreement to the proposed amendment thereto described under "Summary--The Financing." The Existing Debt Incurrence Provisions prohibit the incurrence of Indebtedness by Clark R&M (with certain exceptions) unless, after giving pro forma effect to such incurrence and acquisitions of material assets, the Consolidated Operating Cash Flow Ratio of the Company for the most recent four quarters would be greater than 2.0 to 1. After giving effect to the incurrence of the New Clark R&M Notes and to the Lima Acquisition, the Company's Consolidated Operating Cash Flow Ratio would be approximately 1.8 to 1 for the four quarters ended March 31, 1998, compared to 1.6 to 1 for the four quarters ended March 31, 1998 without giving effect thereto. Accordingly, the Proposed Amendments would add an express exception for the incurrence of up to $250 million of indebtedness to be incurred in order to finance the Lima Acquisition. See "Summary--The Financing."

  In addition, the Proposed Amendments would conform the exception for indebtedness under the Credit Agreement to the proposed amendment thereto described under "Summary--The Financing." The existing exceptions in the Governing Documents generally allow indebtedness under the Credit Agreement in an aggregate principal amount not to exceed the greater of $500 million, in the case of the Preferred Stock and the Exchange Debentures, and $400 million in the case of the Notes, and the Borrowing Base (as defined in the Governing Documents). The amendment to the Credit Agreement would increase the total amount of availability thereunder up to the lesser of $700 million and the Borrowing Base (as defined in the Credit Agreement). Accordingly, such Proposed Amendment would change such $500 million and $400 million amounts contained in the Governing Documents to $700 million. However, Holders should note that because the exceptions in the Governing Documents will be based on the greater of such amount and the Borrowing Base after giving effect to the Lima Acquisition, such Proposed Amendment would not by itself result in any significantly greater ability of Clark R&M to incur indebtedness.

  The Proposed Amendments would also add an exception in the definition of "Permitted Liens" in the 10 7/8% Notes Indenture for liens securing obligations under the Credit Agreement to clarify that the full amount of borrowings under the Credit Agreement are secured.

  In order to effect such exceptions, the existing definition of "Permitted Indebtedness" contained in each of (A) the 10 7/8% Notes Indenture, (B) the Certificate of Designations and (C) the Exchange Indenture would be amended as set forth on Appendix 1.

  In addition, the texts of (i) one new definition--the definition of the "Lima Acquisition" and (ii) the respective existing debt incurrence covenants are set forth on Appendix 1.

  THE FOREGOING STATEMENTS ARE SUMMARIES AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE RESPECTIVE INDENTURES, THE CERTIFICATE OF DESIGNATIONS AND APPENDIX 1.

  The Company is unable to predict the effect, if any, that the Proposed Amendments would have on the market price of the Notes or the Preferred Stock. However, the Company believes that the potential benefit to Holders of the Notes and the Preferred Stock of the Company's opportunity for enhanced earnings and cash flow as a result of the Lima Acquisition more than offsets any potential adverse effects of the Proposed Amendments. See "Risk Factors."

  Neither the Notes nor the Preferred Stock is currently listed on any stock exchange and it is not contemplated that they will be so listed after the consummation of the Consent Solicitation.

                           THE CONSENT SOLICITATION

GENERAL

  The Company is soliciting Consents from Holders of the Notes and the Preferred Stock as of the Record Date, upon the terms and subject to the conditions set forth herein and in the accompanying Consent Letter, to approve the Proposed Amendments to the Governing Documents, which Proposed Amendments will, effective upon execution of the Supplemental Indentures and the filing of an amendment to the Certificate of Designations, amend the respective definitions of Permitted Indebtedness and add a definition of the "Lima Acquisition". See "The Amendments" and Appendix 1 for a description of the proposed changes to these provisions.

  If the Requisite Consents are received (and not revoked) on or prior to the expiration of the Solicitation Period and the other conditions set forth herein are satisfied or waived, the Company will, after the expiration of the Solicitation Period but not prior to the consummation of the transactions contemplated by the Lima Acquisition, (a) execute Supplemental Indentures implementing the Proposed Amendments, (b) amend the Certificate of Designations and (c) instruct the Trustee, in the case of the Notes, and the Registrar and Paying Agent, in the case of the Preferred Stock, pursuant to the Escrow Agreements, to pay to each Holder of Notes or Preferred Stock as of the Record Date who has delivered (and not revoked) a valid Consent on or prior to such expiration of the Solicitation Period the Consent Fee equal to
(i) with respect to the Notes, $7.50 for each $1,000 in principal amount of Notes as of the Record Date in respect of which such Consent has been delivered and (ii) with respect to the Preferred Stock, $7.50 for each share ($1,000 in liquidation preference) of Preferred Stock as of the Record Date in respect of which such Consent has been delivered. Pursuant to the terms of the Supplemental Indentures, the Proposed Amendments will become effective as to Holders of Notes upon the execution of such Supplemental Indentures. In accordance with Delaware law, the Proposed Amendments will not become effective as to the Holders of Preferred Stock until receipt of the approval by a majority of the common stockholders of the Company entitled to vote thereon of the amendment to the Certificate of Designations. Accordingly, the majority of the common stockholders must also approve the proposed amendment to the Certificate of Designations. Blackstone, which currently controls 78.5% of the voting interest of the common stock of the Company, has indicated it will consent to the Proposed Amendments as they relate to the Certificate of Designations. Each Consent given by a holder of the Preferred Stock shall be deemed to be a written consent in lieu of a meeting in accordance with Section 228 of the Delaware General Corporation Law. Thereafter, all current Holders of Notes or Preferred Stock, as the case may be, including non-consenting Holders, and all subsequent Holders will be bound by the Proposed Amendments. If the Consent Solicitation is terminated for any reason or the conditions thereto are neither satisfied nor waived, the Consents will be voided, the Supplemental Indentures will not be executed, the Certificate of Designations will not be amended and the Consent Fee will not be paid.

  The Consents are being solicited by the Company. The Company has retained Goldman, Sachs & Co. (the "Solicitation Agents") and Morrow & Co. (the "Information Agent") to aid in the solicitation of Consents, including soliciting Consents from brokerage firms, banks, nominees, custodians and fiduciaries.

CONSENT FEE

  If the Requisite Consents are received (and not revoked) on or prior to the expiration of the Solicitation Period and the other conditions set forth herein are satisfied or waived, the Company will, promptly after such expiration of the Solicitation Period, deposit in escrow with the Trustee, in the case of the Notes, and the Registrar and Paying Agent, in the case of the Preferred Stock, funds in an amount sufficient to pay the Consent Fee. Thereafter, upon consummation of the Lima Acquisition, the Company shall (i) execute the Supplemental Indentures, (ii) file an amendment to the Certificate of Designations and (iii) instruct the Trustee, in the case of the Notes, and the Registrar and Paying Agent, in the case of the Preferred Stock, to pay to each Holder as of the Record Date who has delivered (and has not revoked) a valid Consent on or prior to such expiration of the Solicitation Period the Consent Fee of (i) with respect to the Notes, $7.50 for each $1,000 in principal amount of Notes so validly consenting held by each Holder thereof as of the Record Date and (ii) with respect to the Preferred Stock, $7.50 for each share ($1,000 in liquidation preference) of Preferred Stock so validly consenting held by each Holder thereof as of the Record Date. IT IS A CONDITION TO THE PAYMENT OF A CONSENT FEE TO ANY HOLDER AND TO THE ADOPTION OF ANY PROPOSED AMENDMENTS THAT (I) THE PROPOSED AMENDMENTS BE APPROVED AS TO ALL OF THE GOVERNING DOCUMENTS, (II) WITH RESPECT TO THE NOTES AND THE EXCHANGE DEBENTURES, THE SUPPLEMENTAL INDENTURES BE EXECUTED BY THE COMPANY AND THE APPLICABLE TRUSTEE, (III) WITH RESPECT TO THE PREFERRED STOCK, THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF DESIGNATIONS TO EFFECT THE PROPOSED AMENDMENTS BE APPROVED BY A MAJORITY OF THE COMMON STOCKHOLDERS OF THE COMPANY AND FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE AND (IV) THE FINANCING AND THE LIMA ACQUISITION AS CURRENTLY CONTEMPLATED BE CONSUMMATED IN ALL MATERIAL RESPECTS.

  NO ACCRUED INTEREST WILL BE PAID ON THE CONSENT FEE DURING THE PERIOD SUCH FUNDS ARE HELD IN ESCROW.

  Notwithstanding any subsequent transfer of Notes or Preferred Stock, any Holder of Notes or Preferred Stock, as the case may be, as of the Record Date whose properly executed Consent has been received (and not revoked) on or prior to the expiration of the Solicitation Period will be eligible to receive any Consent Fee payable in respect of such Notes or Preferred Stock, as the case may be. Holders as of the Record Date who (i) do not deliver Consents,
(ii) revoke Consents or (iii) deliver Consents after the expiration of the Solicitation Period will not be entitled to receive the Consent Fee, even though the Supplemental Indentures, if they are executed, and the Certificate of Designations, if it is amended, will be binding on them. Beneficial owners of Notes or Preferred Stock whose Notes or shares of Preferred Stock are registered as of the Record Date in the name of a broker, dealer, commercial bank, trust company or nominee should contact such broker, dealer, commercial bank, trust company or nominee promptly and instruct such person, as the Holder of the Notes or the Preferred Stock, as the case may be, to execute and then deliver the Consent on behalf of the beneficial owner on or prior to the expiration of the Solicitation Period in order to receive any Consent Fee.

REQUISITE CONSENTS

  Holders as of the Record Date must deliver (and not revoke) valid Consents in respect of a majority in aggregate principal amount of the Notes and a majority of issued and outstanding shares of Preferred Stock in order to approve the Proposed Amendments. For purposes of the foregoing calculation, Notes or shares of Preferred Stock held by the Company or any of its affiliates will not be counted as being outstanding.

  The failure of a Holder to deliver a Consent will have the same effect as if such Holder had marked "Do Not Consent" to the Proposed Amendments on the accompanying Consent Letter.

SOLICITATION PERIOD; EXTENSIONS; AMENDMENT

  The Solicitation Period commences on July 6, 1998 and will expire at 5:00 p.m., New York City time, on July 15, 1998, unless otherwise extended.

  The Company reserves the right to extend the Consent Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Information Agent. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders as of the Record Date). Such announcement or notice may state that the Company is extending the Consent Solicitation for a specified period of time or on a daily basis.

  The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Consent Solicitation upon the failure of a condition specified herein under "Conditions of the Consent Solicitation" or otherwise, waive any of the conditions to the Consent Solicitation, (ii) extend the expiration of the Solicitation Period of the Consent Solicitation,
(iii) amend the terms of the Consent Solicitation or (iv) modify the form or amount of the consideration to be paid pursuant to the Consent Solicitation. Any termination, extension, amendment or modification applicable to the Consent Solicitation will (A) apply to all Notes and shares of Preferred Stock subject to the Consent Solicitation and (B) be followed as promptly as practicable by public announcement (or written notice to the Holders) thereof.

  If the Company amends the terms of the Consent Solicitation in a manner adverse to the interests of the Holders, it shall allow the Holders sufficient time after they receive written notice of such amendment to revoke their Consents should they choose to do so.

FAILURE TO OBTAIN REQUISITE CONSENTS; TERMINATION

  In the event the Requisite Consents are not obtained or the Consent Solicitation is terminated, the Supplemental Indentures will not be executed, the Certificate of Designations not be amended as contemplated herein, the Consent Fee will not be paid and the Proposed Amendments will not be effected.

CONSENT PROCEDURES

  Only those persons who are Holders as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes or Preferred Stock who is not the Holder as of the Record Date of such Notes or shares of Preferred Stock (e.g., a beneficial owner whose Notes or shares of Preferred Stock are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered Holder to execute a Consent Letter and deliver it to the Information Agent on such beneficial owner's behalf. The Company anticipates that DTC, as nominee holder of Notes and Preferred Stock, will execute an omnibus proxy in favor of the DTC Participants which will authorize each DTC Participant to vote the Notes or shares of Preferred Stock owned by it and held in DTC's name. With regard to the Notes, Consents with respect to less than such total amount must be in integral multiples of $1,000.

  Giving a Consent will not affect a Holder's right to sell or transfer the Notes or Preferred Stock. All Consents validly received (and not revoked) on or prior to the expiration of the Solicitation Period will be effective notwithstanding a record transfer of such Notes or Preferred Stock subsequent to the Record Date, unless the Holder of such Note or Preferred Stock as of the Record date revokes such Consent on or prior to the expiration of the Solicitation Period by following the procedures set forth under "Revocation of Consents" below.

  HOLDERS OF NOTES AND PREFERRED STOCK AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER OR SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENT LETTERS TO THE INFORMATION AGENT AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND IN THE CONSENT LETTER ON OR PRIOR TO THE EXPIRATION OF THE SOLICITATION PERIOD IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO THE INFORMATION AGENT, NOT TO THE COMPANY, ANY TRUSTEE OR THE SOLICITATION AGENTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY THE COMPANY, ANY TRUSTEE OR THE SOLICITATION AGENTS.

  HOLDERS SHOULD NOT TENDER OR DELIVER THEIR NOTES OR PREFERRED STOCK AT ANY
TIME.

  All Consents that are properly completed, signed and delivered to the Information Agent, and not revoked on or prior to the expiration or the Solicitation Period, will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Amendments should mark the "CONSENT" box on the Consent Letter, and complete, sign and date the Consent Letter included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by physical delivery) the signed Consent Letter to the Information Agent in the address listed on the back cover page of this Consent Solicitation Statement and on the Consent Letter, all in accordance with the instructions contained herein and therein. IF NEITHER OF THE BOXES ON THE CONSENT LETTER ARE MARKED, BUT THE CONSENT LETTER IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE HOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED AMENDMENTS.

  By consenting to the Proposed Amendments, the Holder will waive any and all defaults or claims that may arise as a result of this Consent Solicitation or the Proposed Amendments. The Company is not aware of any such defaults which may so arise.

  Consents by the Holder(s) of Notes or Preferred Stock as of the Record Date must be executed in exactly the same manner as such registered Holder(s) name(s) appear(s) on the Notes or on the shares of Preferred Stock. If Notes or Preferred Stock to which a Consent relates are held of record by two or more joint holders, all such Holders must sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes or less than the total number of shares of Preferred Stock registered in the name of such Holder, the Holder must list the certificate number (if applicable) and principal amount or number of shares, as the case may be, of Notes or Preferred Stock registered in the name of such Holder to which the Consent relates. If Notes or shares of Preferred Stock are registered in different names, separate Consents must be executed covering each form of registration. THE COMPANY ANTICIPATES THAT DTC, AS NOMINEE HOLDER OF NOTES AND PREFERRED STOCK, WILL EXECUTE AN OMNIBUS PROXY THAT WILL AUTHORIZE DTC PARTICIPANTS TO CONSENT WITH RESPECT TO THE NOTES AND SHARES OF PREFERRED STOCK OWNED BY SUCH DTC PARTICIPANTS AND HELD IN THE NAME OF CEDE & CO. AS SPECIFIED ON THE DTC POSITION LISTING AS OF THE RECORD DATE. IN SUCH CASE, ALL REFERENCES TO HOLDER SHALL, UNLESS OTHERWISE SPECIFIED, INCLUDE DTC PARTICIPANTS. CONSENTS BY DTC PARTICIPANTS WHOSE NOTES OR SHARES OF PREFERRED STOCK ARE REGISTERED IN THE NAME OF CEDE & CO. SHOULD BE SIGNED IN THE MANNER IN WHICH THEIR NAMES APPEAR ON THE POSITION LISTING OF CEDE & CO. WITH RESPECT TO THE NOTES OR SHARES OF PREFERRED STOCK.

  All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding. The Company reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company determines. None of the Company or any of its affiliates, the Solicitation Agents, the Information Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The Company's interpretations of the terms and conditions of the Consent Solicitation shall be conclusive and binding.

REVOCATION OF CONSENTS

  Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revocation of Consents described below has been followed.

  ON OR PRIOR TO THE EXPIRATION OF THE SOLICITATION PERIOD, ANY HOLDER MAY REVOKE ANY CONSENT GIVEN AS TO ITS NOTES OR SHARES OF PREFERRED STOCK, AS THE CASE MAY BE, OR ANY PORTION OF SUCH NOTES (IN INTEGRAL MULTIPLES OF $1,000). A Holder of Notes or shares of Preferred Stock desiring to revoke a Consent must, prior to that time, deliver to the Information Agent at the address set forth on the back cover page of this Consent Solicitation Statement and on the Consent Letter a written revocation of such Consent (which must be in the form of a subsequent Consent marked "Do Not Consent" to the Proposed Amendments containing the name of such registered Holder, the certificate number (if applicable) of the Notes or shares of Preferred Stock to which such revocation relates, in the case of Notes only, the principal amount of Notes to which such revocation relates, and the signature of such registered Holder).

  The revocation must be executed by such Holder in the same manner as the Holder's name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a Consent only if such revocation complies with the provisions of this Consent Solicitation Statement. Only a Holder of Notes or shares of Preferred Stock as of the Record Date is entitled to revoke a Consent previously given. A beneficial owner of Notes or shares of Preferred Stock who is not the Holder as of the Record Date of such Notes or shares of Preferred Stock must arrange with the registered Holder to execute and deliver to the Information Agent on such beneficial owner's behalf a revocation of any Consent already given with respect to the Notes or Preferred Stock.

  A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described, by the Holder who delivered such revocation.

  The Company reserves the right to contest the validity of any revocation, and all questions as to the validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding. None of the Company, any of its affiliates, the Solicitation Agents, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

CONDITIONS OF THE CONSENT SOLICITATION

  The Consent Solicitation (including the payment of Consent Fees in respect thereof) for any Notes or Preferred Stock is conditioned on (i) there being received (and not revoked), on or prior to the expiration of the Solicitation Period, the Requisite Consents for the Notes and the Preferred Stock, (ii) there being received the consent of the common stockholders of the Company to the amendment to the Certificate of Designations, (iii) the consummation of the financing and the Lima Acquisition as currently contemplated in all material respects and (iv) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments, the entering into of the Supplemental Indentures, the filing of an amendment to the Certificate of Designations, the consummation of the Lima Acquisition or the payment of any Consent Fee or question the legality or validity thereof.

  In addition, the Consent Solicitation may be terminated or amended by the Company at any time on or prior to the expiration of the Solicitation Period for any reason, in which case Consents will be voided and no Consent Fee will be paid. Each of the conditions to the Consent Solicitation set forth in this Consent Solicitation Statement are for the sole benefit of the Company and may be waived by the Company at any time.

SOLICITATION AGENTS AND INFORMATION AGENT

  The Company has retained Goldman, Sachs & Co. as the Solicitation Agents in connection with the Consent Solicitation. The Solicitation Agents will solicit Consents but will not receive a separate fee for such services, although it will receive reimbursement for reasonable out-of-pocket expenses. The Company has agreed to indemnify the Solicitation Agents against certain liabilities and expenses, including liabilities under the securities laws in connection with the Consent Solicitation. In addition, Goldman, Sachs & Co. will be one of the initial purchasers of the New Clark R&M Notes, for which it will receive a customary placement fee.

  The Company has retained Morrow & Co. as Information Agent in connection with the Consent Solicitation. The Information Agent will solicit Consents and will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses.

  Requests for assistance in filling out and delivering Consents or for additional copies of this Consent Solicitation Statement or the form of Consent Letter may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Consent Solicitation Statement and in the Consent Letter.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of certain U.S. federal income tax consequences of the Consent Solicitation. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed regulations promulgated thereunder (including recently issued regulations), judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders of Notes or Preferred Stock that may be subject to special rules (e.g., insurance companies, tax-exempt organizations, broker-dealers, taxpayers subject to the alternative minimum tax, and persons that hold Notes or Preferred Stock as part of a straddle, hedging, short-sale or conversion transaction), nor does it address the U.S. federal income tax consequences to persons who do not hold the Notes or Preferred Stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). Any person who is considering consenting to the Proposed Amendments should consult his or her tax advisor regarding federal, state, local and foreign income and other tax consequences of possible receipt of the Consent Fees and adoption of the Proposed Amendments.

  As used herein, a "U.S. Holder" of a Note or Preferred Stock means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code. A "Non-U.S. Holder" of a Note or Preferred Stock means a holder that is not a U.S. Holder.

  There is no authority directly addressing the U.S. federal income tax consequences of the receipt of Consent Fees and certain other matters contained herein.

CONSEQUENCES OF THE CONSENT SOLICITATION AND RECEIPT OF CONSENT FEES TO U.S. HOLDERS OF NOTES

  Under general principles of tax law, the modification of a debt instrument creates a deemed exchange (upon which gain or loss may be realized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury Regulations (the "Regulations"), the modification of a debt instrument is a "significant" modification, which will create a deemed exchange, if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is "economically significant."

  The Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. A change in the yield of a debt instrument is a significant modification under the Regulations if the yield of the modified instrument (determined taking into account any Consent Fees paid as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 1/4 of one percent (25 basis points) or 5 percent of the annual yield of the unmodified instrument. The regulations also provide that two or more modifications within any five year period constitute a significant modification if, had they been done as a single change, the change would have resulted in a significant modification.

  The Company believes that the adoption of the Proposed Amendments and receipt of the Consent Fees should not cause a significant modification of the Notes under the Regulations and therefore should not result in a deemed exchange of the Notes for U.S. federal income tax purposes. In this case, income would be recognized by U.S. Holders of the Notes only to the extent of the Consent Fees received, if any. Even if the adoption of the Proposed Amendments and receipt of the Consent Fees results in a deemed exchange of the old Notes for new Notes, the Company believes that the deemed exchange of the Notes would constitute a tax-free recapitalization for U.S. federal income tax purposes and that gain would be recognized by U.S. Holders of the Notes only to the extent of the Consent Fees received, if any.

  The Company intends to treat the Consent Fees for U.S. federal income tax purposes as an amount paid to U.S. Holders in consideration of the Consents pursuant to the Consent Solicitation. If such treatment is respected, U.S. Holders of the Notes would recognize ordinary income in the amount of the Consent Fees received, if any.

  U.S. Holders of the Notes should note that no ruling has been requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the Proposed Amendments and receipt of the Consent Fees. No assurance can be given that the positions intended to be taken by the Company described above will be accepted by the IRS.

CONSEQUENCES OF THE CONSENT SOLICITATION AND RECEIPT OF CONSENT FEES TO U.S. HOLDERS OF PREFERRED STOCK

  Although the issue is not free from doubt, the Company believes that the adoption of the Proposed Amendments and receipt of the Consent Fees should not result in a deemed exchange of the Preferred Stock for U.S. federal income tax purposes. In this case, income would be recognized by U.S. Holders only to the extent of the Consent Fees received, if any. The Company intends to treat the Consent Fees for U.S. federal income tax purposes as an amount paid to U.S. Holders in consideration of the Consents pursuant to the Consent Solicitation. If such treatment is respected, U.S. Holders of Preferred Stock would likely recognize ordinary non-dividend income in the amount of the Consent Fees received, if any. A possible alternative characterization of the Consent Fees is as a distribution that would be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits, then as a return of capital, with any excess being considered capital gain. Under this characterization, any dividend income would be potentially eligible for the dividends received deduction permitted corporations under section 243 of the Code (subject to applicable limitations) and any payment considered to be a return of capital would reduce a U.S. Holder's basis in the Preferred Stock causing such U.S. Holder to recognize additional capital gain or reduced capital loss on a sale or other disposition of Preferred Stock.

  Even if the adoption of the Proposed Amendments and receipt of the Consent Fees results in a deemed exchange, the Company believes that the deemed exchange of the Preferred Stock would constitute a tax-free recapitalization or a tax-free stock-for-stock exchange under section 1036 of the Code for U.S. federal income tax purposes. In such case, and assuming that the Consent Fees are treated as part of the constructive exchange rather than a separate fee, U.S. Holders of the Preferred Stock would recognize capital gain only to the extent of the Consent Fees received, if any. In the event that the Consent Fees are treated as a separate fee and not as part of the constructive exchange, then U.S. Holders of the Preferred Stock would likely recognize ordinary non-dividend income in the amount of the Consent Fees received, if any.

  U.S. Holders of the Preferred Stock should note that no ruling has been requested from the IRS regarding the tax consequences of the Proposed Amendments and receipt of the Consent Fees. No assurance can be given that the positions intended to be taken by the Company described above will be accepted by the IRS.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  In general, information reporting requirements will apply to Consent Fees paid to U.S. Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to the Consent Fees if a U.S. Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to establish an exemption from backup withholding.

CONSEQUENCES TO NON-U.S. HOLDERS

  Although it is unclear whether United States federal withholding tax is applicable to the payment of the Consent Fees to Non-U.S. Holders of the Notes and the Preferred Stock, such tax will be withheld from Consent Fees paid to such Non-U.S. Holders at a rate of 30% unless (i) such Non-U.S. Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee is effectively connected and provides a properly executed Internal Revenue Service Form 4224 or (ii) a tax treaty between the United States and the country of residence of the Non-U.S. Holder eliminates or reduces the withholding on other income and such Non-U.S. Holder provides a properly executed Internal Revenue Service Form 1001. Non-U.S. Holders should consult their own tax advisors regarding the availability of a refund of any United States withholding tax.

                                                                     APPENDIX 1

                        TEXT OF THE PROPOSED AMENDMENTS

  Set forth below for each of the Notes, the Preferred Stock and the Exchange Debentures relating to the Preferred Stock is the text of (A) one new definition--the definition of the "Lima Acquisition", (B) the "Limitation on Indebtedness" covenant, which itself is not being amended and (C) the definition of "Permitted Indebtedness" as it is proposed to be amended. PROPOSED ADDITIONS ARE INDICATED BY BOLD UNDERSCORING AND PROPOSED DELETIONS ARE INDICATED BY STRIKED-THROUGH TEXT.

PROPOSED NEW DEFINITION FOR EACH OF THE NOTES, THE PREFERRED STOCK AND THE EXCHANGE DEBENTURES:

"LIMA ACQUISITION" MEANS THE ACQUISITION BY CLARK REFINING & MARKETING, INC. OF THE LIMA OIL REFINERY LOCATED IN LIMA, OHIO, AND CERTAIN RELATED INVENTORY, SPARE PARTS AND OTHER ASSETS, PURSUANT TO THE AGREEMENT FOR THE PURCHASE AND SALE OF LIMA OIL REFINERY, DATED AS OF JULY 1, 1998, AMONG CLARK REFINING & MARKETING, INC. AND BP EXPLORATION & OIL INC., THE STANDARD OIL COMPANY, BP OIL PIPELINE COMPANY AND BP CHEMICALS INC.

10 7/8% NOTES INDENTURE:

EXISTING DEBT INCURRENCE COVENANT (NOT BEING AMENDED--FOR REFERENCE ONLY)

Section 1012. Limitation on Indebtedness

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume, guarantee or become liable for in any other manner, contingently or otherwise, or extend the maturity of or become responsible for the payment of (collectively, "incur") any Indebtedness (including Acquired Debt) other than (i) the Securities and
(ii) Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company's Consolidated Operating Cash Flow Ratio is greater than 1.50 to 1 if the date on which such Indebtedness is incurred is on or prior to December 1, 1996, 1.75 to 1 if such date is after December 1, 1996 and on or prior to December 1, 1997 and 2.00 to 1.00 thereafter. The Company shall provide the Trustee with an Officers' Certificate detailing the calculation determining Permitted Indebtedness as set forth in the definition of Permitted Indebtedness not later than the second Business Day of each calendar quarter.

  Notwithstanding the foregoing, the Company's Unrestricted Subsidiaries may incur Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

PROPOSED AMENDMENT TO DEFINITION OF "PERMITTED INDEBTEDNESS"

  "Permitted Indebtedness" means Indebtedness incurred by the Company or its Restricted Subsidiaries (i) to renew, extend, refinance or refund Indebtedness that is permitted to be incurred pursuant to clauses (ii) through (iv) AND CLAUSE (XI) below; provided, however, that such Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing; and provided, however, that Indebtedness the proceeds of which are used to refinance or refund such Indebtedness shall only be permitted if (A) in the case of any refinancing or refunding of Indebtedness that is pari passu with the Securities the refinancing or refunding Indebtedness is made pari passu with the Securities or subordinated to the Securities, (B) in the case of any refinancing or refunding of Indebtedness that is subordinated to the Securities the refinancing or refunding of Indebtedness is made subordinated to the Securities at least to the same extent as such Indebtedness being refinanced or refunded was subordinated to the Securities and (C) in the case of the refinancing or refunding of Indebtedness that is subordinated to the Securities, the refinancing or refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Securities and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or such Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company or such Restricted Subsidiary), which is conditioned upon the change of control of the Company or such Restricted Subsidiary pursuant to provisions substantially similar to those applicable to the Securities; (ii) arising from time to time under the Clark Credit Agreement or any refinancings, renewals, extensions, refundings or replacements thereof or extensions of credit to finance working capital requirements in an aggregate principal amount not to exceed the greater of (a) $400 $700 million at any one time outstanding less the aggregate amount of all proceeds of all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to Section 1017 hereof and (b) the amount of the Borrowing Base as of such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom); (iii) outstanding on the date of this Indenture; (iv) evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $20 million in the aggregate at any time; (v) between or among the Company and/or its Restricted Subsidiaries other than Restricted Subsidiaries owned in any part by the Principal Shareholders; (vi) which is Junior Subordinated Debt; (vii) arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products; (viii) the proceeds of which are used to make the Chevron Payment, the AOC Payment and the Occidental/Gulf Payments; (ix) arising out of Interest Swap Obligations; (x) in connection with capital projects qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1986, as amended, in an amount not to exceed $75 million in the aggregate at any time; (XI) TO FINANCE THE LIMA ACQUISITION, IN AN AGGREGATE AMOUNT NOT TO EXCEED $250 MILLION; and (XII) in addition to Indebtedness permitted by clauses (i) through (XI) above, Indebtedness not to exceed on a consolidated basis for the Company and its Restricted Subsidiaries at any time the greater of (a) $25 million and (b) the dollar amount represented by the product of 1.25 million and the settlement price on the New York Mercantile Exchange of the spot month for a barrel of West Texas Intermediate crude oil (or, if such price cannot be obtained, the applicable price shown in the then most recently published Platt's Oilgram Price Report or, if such publication is not published at any time, or it if does not include such prices, then in any comparable industry publication including such prices), which amount shall be calculated by the Company as of the last day of each calendar quarter using the price per barrel as determined under
(b) above as of such date and shall be in effect for the next succeeding calendar quarter.

  "Permitted Liens" means (i) Liens in favor of the Company; (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (iv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the Issue Date; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(vii) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor; (viii) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of the Company or impair the use of such property in the operation of the Company's business; (ix) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default; (x) Liens to secure the payment of all or a part of the purchase price of property or assets acquired or the construction costs of property or assets constructed in the ordinary course of business on or after the Issue Date, provided that (a) such property or assets are used in the Principal Business of the Company, (b) at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the lesser of the cost or fair market value of the assets or property (or portions thereof) so acquired or constructed, (c) each such Lien shall encumber only the assets or property (or portions thereof) so acquired or constructed and shall attach to such assets or property within 180 days of the purchase or construction thereof and (d) any Indebtedness secured by such Lien shall have been permitted to be incurred under Section 1014 hereof; (xi) Liens incurred in the ordinary course of business of the Company with respect to obligations that do not exceed 5% of Consolidated Net Tangible Assets at any one time outstanding; (xii) Liens incurred in connection with Interest Swap Obligations; AND (XIII) LIENS TO SECURE OBLIGATIONS OWING FROM TIME TO TIME UNDER THE CLARK CREDIT AGREEMENT AND GUARANTIES THEREOF.

CERTIFICATE OF DESIGNATIONS:

EXISTING DEBT INCURRENCE COVENANT (NOT BEING AMENDED--FOR REFERENCE ONLY)

  (i) Limitation on Indebtedness. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume, guarantee or become liable for in any other manner, contingently or otherwise, or extend the maturity of or become responsible for the payment of (collectively, "incur") any Indebtedness (including Acquired
Debt) other than (i) the Exchange Debentures and (ii) Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Corporation's Consolidated Operating Cash Flow Ratio is greater than 2 to 1. Notwithstanding the foregoing, the Corporation's Unrestricted Subsidiaries may incur Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Corporation.

PROPOSED AMENDMENT TO DEFINITION OF "PERMITTED INDEBTEDNESS"

  "Permitted Indebtedness" means Indebtedness incurred by the Corporation or its Restricted Subsidiaries (i) to renew, extend, refinance or refund Indebtedness that is permitted to be incurred pursuant to clauses (ii) through
(iv) AND CLAUSE (XI) below; provided, however, that such Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Corporation or such Restricted Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Corporation or such Restricted Subsidiary incurred in connection with such refinancing; and provided, however, that Indebtedness the proceeds of which are used to refinance or refund such Indebtedness shall only be permitted if (A) in the case of any refinancing or refunding of Indebtedness that is pari passu with the Exchange Debentures the refinancing or refunding Indebtedness is made pari passu with the Exchange Debentures the Refinancing or refunding Indebtedness is made pari passu with the Exchange Debentures the refinancing or refunding Indebtedness is made pari passu with the Exchange Debentures or subordinated to the Exchange Debentures, (B) in the case of any refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures the refinancing or refunding of Indebtedness is made subordinated to the Exchange Debentures at least to the same extent as such Indebtedness being refinanced or refunded was subordinated to the Exchange Debentures and (C) in the case of the refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures, the refinancing or refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Corporation or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Exchange Debentures and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Corporation or such Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Corporation or such Restricted Subsidiary), which is conditioned upon the change of control of the Corporation or such Restricted Subsidiary); (ii) arising from time to time under the Credit Agreement or any refinancings, renewals, extensions, refundings or replacements thereof or extensions of credit to finance working capital requirements in an aggregate principal amount not to exceed the greater of (a) $500 $700 million at any one time outstanding less the aggregate amount of all proceeds of all asset dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness and (b) the amount of the Borrowing Base on such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom; (iii) outstanding on the Issue Date; (iv) evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $20 million in the aggregate at any time; (v) between or among the Corporation and/or its Restricted Subsidiaries other than Restricted Subsidiaries owned in any part by the Principal Shareholders; (vi) which is Junior Subordinated Indebtedness;
(vii) arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products; (viii) the proceeds of which are used to make the Chevron Payment, the AOC Payment and the Gulf Payments; (ix) arising out of Interest Swap Obligations; (x) in connection with capital projects qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1986, as amended, in an amount not to exceed $75 million in the aggregate at any time; (XI) TO FINANCE THE LIMA ACQUISITION, IN AN AGGREGATE AMOUNT NOT TO EXCEED $250 MILLION; and (XII) in addition to Indebtedness permitted by clauses (i) through (XI) above, Indebtedness not to exceed on a consolidated basis for the Corporation and its Restricted Subsidiaries at any time $50 million.

EXCHANGE INDENTURE:

EXISTING DEBT INCURRENCE COVENANT (NOT BEING AMENDED--FOR REFERENCE ONLY)

Section 9.12. Limitation on Indebtedness.

  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume, guarantee or become liable for in any other manner, contingently or otherwise, or extend the maturity of or become responsible for the payment of (collectively, "incur") any Indebtedness (including Acquired Debt) other than
(i) the Securities (whether issued in exchange for Exchangeable Preferred Stock or in lieu of cash interest) and (ii) Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company's Consolidated Operating Cash Flow Ratio is greater than 2 to 1. Notwithstanding the foregoing, the Company's Unrestricted Subsidiaries may incur Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

PROPOSED AMENDMENT TO DEFINITION OF "PERMITTED INDEBTEDNESS"

  "Permitted Indebtedness" means Indebtedness incurred by the Company or its Restricted Subsidiaries (i) to renew, extend, refinance or refund Indebtedness that is permitted to be incurred pursuant to clauses (ii) through (iv) AND CLAUSE (XI) below; provided, however, that such Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing; and provided, however, that Indebtedness the proceeds of which are used to refinance or refund such Indebtedness shall only be permitted if (A) in the case of any refinancing or refunding of Indebtedness that is pari passu with the Securities the refinancing or refunding Indebtedness is made pari passu with the Securities or subordinated to the Securities, (B) in the case of any refinancing or refunding of Indebtedness that is subordinated to the Securities the refinancing or refunding of Indebtedness is made subordinated to the Securities at least to the same extent as such Indebtedness being refinanced or refunded was subordinated to the Securities and (C) in the case of the refinancing or refunding of Indebtedness that is subordinated to the Securities, the refinancing or refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Securities and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or such Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company or such Restricted Subsidiary), which is conditioned upon the change of control of the Company or such Restricted Subsidiary); (ii) arising from time to time under the Credit Agreement in an aggregate principal amount not to exceed the greater of (a) $500 $700 million at any one time outstanding less the aggregate amount of all proceeds of all asset dispositions that have been applied since the Closing Date to permanently reduce the outstanding amount of such Indebtedness and (b) the amount of the Borrowing Base as of such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom); (iii) outstanding on the Closing Date; (iv) evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $20 million in the aggregate at any time; (v) between or among the Company and/or its Restricted Subsidiaries other than Restricted Subsidiaries owned in any part by the Principal Shareholders; (vi) which is Junior Subordinated Indebtedness; (vii) arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products; (viii) the proceeds of which are used to make the Chevron Payment, the AOC Payment and the Gulf Payments; (ix) arising out of Interest Swap Obligations; (x) in connection with capital projects qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1986, as amended, in an amount not to exceed $75 million in the aggregate at any time; (XI) TO FINANCE THE LIMA ACQUISITION, IN AN AGGREGATE AMOUNT NOT TO EXCEED $250 MILLION; and (XII) in addition to Indebtedness permitted by clauses (i) through (XI) above, Indebtedness not to exceed on a consolidated basis for the Company and its Restricted Subsidiaries at any time $50 million.

                                                                     APPENDIX 2

             OPINION AND SUMMARY REPORT OF TURNER, MASON & COMPANY


                                ACQUISITION OF
                              BP'S LIMA REFINERY
                                   BY CLARK



                                                                  John R. Auers
                                                             George B. Grey, IV
                                                               Joseph A. Loftus
                                                              Malcolm M. Turner
June 27, 1998

                            TURNER, MASON & COMPANY
                             Consulting Engineers

                                 June 27, 1998

Clark Refining & Marketing, Inc.

  Turner, Mason & Company (TM&C) is retained by Clark Refining & Marketing, Inc. ("Clark") to review the proposed acquisition of BP's 168,000 barrel per day (B/D) petroleum refinery located at Lima, Ohio by Clark and develop certain opinions related to this transaction. The Lima refinery is a large single-train, high conversion plant utilizing relatively modern process units and ancillary facilities. Noticeable deficiencies include the lack of diesel desulfurization and alkylation process units. Most industry observers were surprised two years ago when BP was unsuccessful in a well publicized effort to sell the Lima refinery to a third party and announced in December 1996 that operations would cease in late 1998. If this were to happen, a strong consensus would conclude that the Lima refinery would probably be the best non-operating refinery in the U.S. Thus, Clark's efforts to reverse BP's plans (which are tied to a decision to implement a major capital improvement program at its Toledo refinery and become a net product purchaser in Ohio) is viewed by TM&C as opportunistic. TM&C estimates the replacement cost of the Lima refinery at about $1.2 billion. The $175 million purchase price for the fixed assets equates to just under 15% of replacement cost, and this level is toward the lower range of recent U.S. refinery transactions.

  The time frame for TM&C work has been exceptionally shortened for this engagement. Both BP and Clark staff personnel have provided extensive historic financial and operating data for our study, and we have relied on this information exclusively without independent verification. TM&C staff did have the opportunity to make a short visit to inspect the Lima refinery, and we are satisfied with the level of our due diligence efforts for the purposes at hand. It should be understood that TM&C opinions regarding the mechanical condition of the refinery and BP's environmental compliance and potential liabilities and costs related thereto are outside the scope of our engagement.

  To construct estimates of Clark's ability to operate the Lima refinery in a manner to generate acceptable cash flows, TM&C has independently developed refinery yield estimates and operating costs for such a scenario. Although BP's past performance at Lima is relevant, Clark is inherently a much different company with varying capabilities and operating philosophies. At Port Arthur, Clark has proven its ability to make major improvements in the financial performance and refinery operations of its predecessor, Chevron. In our opinion, however, it is not reasonable to expect a duplication of these productivity improvements at Lima. We do anticipate relative improvements through Clark's "leaner and meaner" refining and marketing concepts, but we recognize that the BP management at Lima, in fact, was successful in reducing manpower, lowering overall operating costs and achieving almost 100% saleable product yields. BP's profitability has been respectable in a cyclical competitive industry with a basic refinery charging relatively expensive high quality crude oils. Nonetheless, we expect Clark management will be successful to a degree in its efforts to increase crude throughput and reduce operating costs, compared to BP. Also, we expect Clark to benefit from improved future margins prevailing in the refining industry.

  Using tests and methodologies employed by our firm for many years in numerous refinery transactions, we have developed the opinion that it is reasonable to expect Clark to operate the Lima refinery competitively and achieve financial performance corresponding with an annual average earnings before interest, taxes and depreciation ("EBITD") of approximately $60 million. (Turnaround maintenance amortization is estimated at $7 million; therefore, the corresponding EBITDA is $67 million.) This estimate is based on the calculations, assumptions and methodologies contained in this report.

  The Lima refinery is well served by both crude and products pipelines. It is our opinion that Clark will not be handicapped by limited crude supply sources. In contrast, Clark will have the opportunity to utilize optimum domestic and foreign sources for its Lima refinery operations. The situation may be somewhat different concerning products, depending on the future supply arrangements Clark is able to achieve with BP and other area competitors, such as Sun and Marathon/Ashland. It is TM&C's opinion that there could be some initial competitive disruptions in the first few years following the acquisition, but ultimately the product supply balances will normalize, and Clark should be able to realize fair market values for its products, even at increased throughputs. Currently, there is a plentiful supply of products in Ohio. With the expectation of the Lima refinery closing, others are generating plans to fill this void. It is TM&C's opinion that there could be some early refinery margin repercussions if competitors, particularly Marathon/Ashland, react aggressively to the Lima purchase. It is our understanding that Marathon/Ashland has plans to deliver significant volumes from its Catlettsburg refinery to the Columbus area with the construction of a new pipeline. Ultimately, this will simply change the balance of imports/exports in the Ohio region, but overall supply/demand relationships will not be greatly altered. We do not expect any major pipeline projects to bring products from Gulf Coast refineries to this region, as contemplated earlier following BP's announcement of the Lima refinery closing.

  It should be noted that TM&C's gross margin projections are based on Clark's operating the Lima refinery as a wholesale refiner with virtually no end-user marketing efforts. We assume that the primary products--gasoline, diesel, jet fuel and LPG products--will be sold on a bulk basis, essentially at the refinery gate or into product pipelines. Eventually, Clark is expected to expand its marketing strengths into this area and achieve relatively higher-than-assumed product prices, but that is a future eventuality and not relevant for our assignment. Along with our bulk wholesale product disposition approach is the assumption that there are virtually no selling and marketing expenses with this venture. Because BP has been so dominant in this area, we believe that Clark's near-term success will depend on its ability to work out beneficial commercial arrangements with BP (or other refiner/marketers).

  We have noted that there should be natural concern that BP has possibly neglected routine maintenance at the Lima refinery in order to avoid unnecessary expenses prior to closure. A major turnaround (which will cost approximately $30 million) will be required in 1999. During our brief visit to the Lima refinery, senior BP management assured us that routine maintenance has been continued during the past two years, essentially on a "business as usual" basis without regard to the imminent closure. In any case, it will be prudent for Clark to anticipate in its planning some "catch up" maintenance expenses for a couple of years. However, TM&C did not include any extraordinary maintenance expenses in our estimates because the limited scope of our assignment and time availability prevented establishing any reasonable basis to do so.

  With respect to capital expenditures, Clark estimates that it will face annual average expenditures of approximately $20 million for sustaining (defensive) capital. TM&C believes that this estimate may be conservative, as it exceeds industry averages for refineries of this size, complexity and apparent mechanical condition. On the other hand, there will undoubtedly be several capital projects undertaken that provide economic payout. It appears to us that a new alkylation unit will be readily justified unless BP or some other nearby refinery offers a very attractive purchase arrangement for Clark's alky feed production (which is now being processed at BP's Toledo refinery). Similarly, we expect that Clark will be able to justify a diesel HDS unit to make low sulfur diesel and avoid dumping surplus high sulfur diesel and No. 2 fuel production. We are aware of available shut-down process units--both alkylation and HDS--that could be considered by Clark if economics point this direction. Capital requirements for these units might be reduced to the $20 million range with such an approach.

  Finally, it is TM&C's opinion that the Lima refinery will be faced with a sulfur in gasoline issue in about 2004, or perhaps sooner. Both API and NPRA have recommended to EPA that Ohio and surrounding states be required to market gasoline with maximum sulfur content of 150 ppm. EPA and others are considering even lower sulfur levels, in some cases as low as 50 ppm sulfur. It seems highly likely that the Lima refinery's current capability of about 230 ppm sulfur in gasoline will be inadequate. We have not undertaken a specific assessment of this problem but believe that hydrotreating heavy cat gasoline will be the likely solution. Capital costs might be in the range of $10 million if this route is required.

  The following report and tables provide details of our analysis in each of the key areas considered in this engagement.

                                          TURNER, MASON & COMPANY

                               REFINERY PROFILE

HISTORY

  A petroleum refinery was built on the current location in Lima, Ohio around the turn of the century by the Standard Oil Company, and was known as the Solar refinery. Standard Oil was forced to break up in 1911 by U.S. anti-trust legislation, creating several smaller companies, among them Standard Oil of Ohio (SOHIO). SOHIO acquired the Lima refinery in 1931. Previously, SOHIO had built a refinery in Toledo (1919), about 75 miles north of Lima. These two refineries have historically operated as a system, with several intermediate streams being exchanged.

  In 1987, SOHIO was purchased by British Petroleum (BP), a U.K.-based major integrated oil company with worldwide operations, and it has operated the Lima refinery since that time. In 1996, BP attempted to sell the refinery but was unsuccessful in securing a satisfactory offer. As a result, plans were made to cease operations at the plant as of year-end 1998.

PROCESS UNITS

  Over the years, significant expansions and modifications have taken place at the Lima refinery. As a result, most of the operating units at the refinery are relatively modern and technologically up-to-date. The crude unit was constructed in 1969-70 with an original design capacity of 150,000 barrels per day (B/D). Since then, it has been expanded to a current capability of 168,000 B/D. A gas oil hydrocracker (24,000 B/D capacity), naphtha hydrotreater (60,000 B/D capacity) and reformer (54,000 B/D capacity) were also built at the same time as the crude unit, and together with the crude unit, are collectively referred to as the Lima Integrated Unit (LIU).

  The FCC (cat cracker) and delayed coker units were both built in 1949 during an earlier expansion of the refinery. However, they have been significantly modified since that time. The FCC was expanded and modernized most recently in 1994 and has a current capacity of 36,000 B/D. The coker was converted from a crude coker to a delayed coker in 1970 and has been steadily upgraded and expanded from the 1970 design capacity of 13,000 B/D to a current capacity of about 22,500 B/D. The most recent upgrade (in 1994) included the addition of a new, state-of-the-art feed furnace.

  Other major units at the refinery include an 18,500 B/D C5/C6 isomerization unit, a 25,500 B/D aromatics extraction unit, a 5,500 B/D toluene hydrodealkylation unit (THDA), a 1.2 million SCFH hydrogen purification unit
(HPU), a 54 tons per day sulfur recovery unit (SRU) and a 1,200 B/D Trolumen unit. The isomerization, aromatics, THDA and HPU units were all built during a major petrochemical expansion in 1984.

  Table 1 summarizes all the major process units at the refinery. TM&C has estimated total replacement cost of the refinery to be about $1.2 billion, with an estimated complexity rating of 8.9.

                                ASSETS FOR SALE

  The assets included for sale are:

  .  650 acres of a 900-acre industrial site at Lima, Ohio;

  . All the oil refining related structures, equipment and machinery at the site;

  .  An adjacent product terminal (Vine Street terminal);

  .  Four crude oil tanks located just south of the refinery;

  .  On-site and in-transit crude oil inventories;

  .  On-site refined and intermediate products inventories; and

  .  All assignable contracts and permits.

  BP intends to accept all existing environmental liabilities at the refinery as of the sale date.

                 HISTORIC FINANCIAL AND OPERATING PERFORMANCE

  Because Lima is just one of several refineries operated by BP Oil US, audited financial statements for Lima as a standalone refinery are not prepared as a normal course of business. However, as part of the effort by BP to sell the refinery in 1996, certain financial and operating data were prepared for Lima for the years 1991-95. In addition, Clark prepared estimates for refinery net margins for the years 1996 and 1997 using actual refinery yield and operating cost data and the same pricing methodology used by BP in generating the 1991-95 estimates. Tables 2 through 8 show the estimated refinery gross margins for those years.

CRUDE SUPPLY

  Table 9 summarizes the crude slate processed at the refinery during the 1991-97 time period. The refinery is limited to running mostly light to medium gravity, low sulfur crude oils. West Texas Intermediate (WTI) has been the mainstay of the crude slate, averaging about 70% of the total. WTI typically has a gravity of 38-40 API with a sulfur content of 0.3%. The only other crude oil that has been run in significant volumes is Cabinda from Angola, which averaged about 8% of the total for the whole period. In recent years, the refinery has processed upwards of 15% Cabinda. Like WTI, Cabinda is also very low in sulfur but is heavier at 32 API. Most of the remaining crudes that have been processed at the refinery have been light sweet crudes such as LLS, North Sea, Nigerian and Cusiana. The refinery has run up to about 10,000 B/D of medium sour crudes such as ANS, Eugene Island and WTS.

  The refinery receives all its crude oil supply via pipeline. There is an extensive network of crude oil pipelines that can deliver crude from Texas, Louisiana and the mid-continent. Most of the WTI is shipped from Longview, Texas via the Mid-Valley Pipeline. Foreign crude oil can be accessed through the LOOP/LOCAP system and then into Capline to Patoka, Illinois. A Marathon pipeline makes deliveries from this point to Lima. Canadian crude oil can be brought into the refinery via the Interprovincial Pipeline to Chicago and then to Patoka via a Mobil pipeline. Given this configuration of pipeline options, it is our opinion that crude oil supply logistics are unlikely to limit the refinery's future ability to run crude oil.

PRODUCTS

  The refinery produces a full range of products. Distribution to market or to subsequent processing facilities is accomplished via several pipelines, by rail, by truck, or through the adjacent product terminal (Vine Street).

  Products shipped by rail include:

   .  Petroleum coke                 .Benzene
   .Propylene                        .Butanes
   .Caustic                          .Decanted oil

  Products shipped by truck include:

   .LPG                              .Trolumen
   .Vacuum bottoms and decanted oil  .Sulfur

CRUDE UNIT OPERATING RATES

  As stated earlier, the refinery has a nameplate crude capacity of 168,000 B/D. Over the three-year period 1995-97, the crude unit utilization has averaged about 152,000 B/D, or about 91%. Most downstream units have had relatively low operating rates, with the exception of the FCC, which has averaged about 95% of capacity. A summary of historic utilization rates at the refinery process units is shown in Table 10.

OPERATING EXPENSES

  BP has supplied operating cost information for the 1991-97 time period which has been summarized in Table 11. Variable operating costs (including fuel, power, catalyst and other costs) have averaged $33.7 million per year. Non-turnaround fixed costs have ranged from about $61 million to $68 million per year during this time period. In addition, turnaround costs have averaged $7.1 million per year. Total operating costs (including turnaround expenses) have averaged almost $106 million per year, or $1.99 per barrel of crude processed.

CHEMICAL PLANT NEIGHBORS

  An acrylonitrile plant, owned and operated by BP Chemicals is adjacent to the refinery, as well as a nitrogen based chemical plant owned by Arcadian Chemical and operated by BP Chemicals. In addition, the Hampshire Chemical plant processes by-products from the BP Chemical plant.

  The refinery interfaces with this chemicals complex through shared infrastructure and through feedstock supply arrangements. A significant aspect of infrastructure sharing is an electric utility substation that services the complex. Also, propylene produced by the refinery is sold exclusively to BP Chemical, and BP Chemical distributes and markets all benzene and surplus toluene produced by the refinery. Arcadian Corporation purchases pipeline natural gas on behalf of the complex.

  BP provides numerous shared support services to the Lima and Toledo refineries such as commercial operations and planning, technical support, accounting and control, procurement, human resources, etc. Such services are not individually allocated to each refinery, but are accounted for in a general overhead charge allocated to each site. Thus, meaningful historical costs for these services are not available.

TOLEDO/LIMA REFINERY TIES

  Even though BP's refinery in Toledo is located about 75 miles away from Lima, the two refineries have been operated as a system, with economic optimization based on the system rather than the individual sites. The integration includes exchanges of intermediates and unfinished products including alky feed, gas oil, and distillate blendstocks.

  The recent and continuing upgrade of the Toledo refinery (the Repositioning Project) is altering levels of transfers. Agreements covering the continuation of transfers are not known to TM&C and would need to be renegotiated at the completion of the Repositioning Project, which is expected in April/May 1999. However, this does not apply to the exchange of propylene. All propylene produced by the Toledo refinery must be sent to the Lima Refinery for either processing, storage or sale, and an agreement for the continuation of this arrangement is expected to be negotiated subsequent to the signing of the Purchase Agreement.

CAPITAL EXPENDITURES

  Over the past several years, annual capital expenditures have been in the range of $20-$40 million. Expenditures for basic care and maintenance have ranged from $1-$5 million per year, while health, safety and environment (HSE) expenditures were in the range of $5-$18 million per year. The last full maintenance turnaround occurred in 1994, at a cost of approximately $30 million. Another plant-wide turnaround is scheduled for 1999, and Clark's operating plan estimates the cost of this turnaround to be approximately $30 million. Sustaining capital during this period has included significant expenditures on benzene National Emissions Standards for Hazardous Air Pollutants (NESHAP) and the wastewater system. Clark has estimated overall sustaining capital requirements to average approximately $20 million per year from 1999 through 2001, including $4 million per year for refinery maximum achievable control technology (MACT) II compliance. These estimates appear to be conservative relative to industry averages for refineries of this size and complexity. The following is a summary (in millions of dollars) of historic and projected capital expenditures:

                                                  DISCRETIONARY SUSTAINING TOTAL
                                                  ------------- ---------- -----
   1991..........................................     $ 8.9       $22.8    $31.7
   1992..........................................      13.3        14.3     27.6
   1993..........................................      11.7        11.4     23.1
   1994..........................................      24.5        14.0     38.5
   1995..........................................       8.9         7.7     16.6
   1996..........................................       1.3         8.3      9.6
   1997..........................................       --         10.9     10.9
   Average.......................................      10.0        12.8     22.8
   Projected.....................................                  20.7

  A more detailed summary for the 1991-95 period is contained in Table 12.

                  PROJECTED OPERATIONS UNDER CLARK OWNERSHIP

  In preparing an independent forecast of expected EBITD generated by the refinery under the ownership of Clark, TM&C completed the following tasks:

 . A price forecast for the Lima refinery was generated, covering all expected product sales and feedstock purchases.

 . A set of operating assumptions and limitations were prepared that are consistent with our view of how the refinery would be operated by Clark.

 . The operating assumptions and prices were used to generate a set of refinery yields, through use of a linear programming (LP) model.

 . Refinery operating costs were projected consistent with the LP results and with Lima's historical experience.

PRICING BASIS

  The feedstock and product pricing assumptions which we developed are summarized in Table 13. Refined product prices are based on the United States Gulf Coast (USGC). The USGC represents a large percentage of the U.S. refining capacity, and it is the incremental product supplier to much of the U.S., including the Midwest and the East Coast. Consequently, the USGC establishes price trends and relationships which are reflected throughout the country and include the markets where the Lima refinery competes.

  The USGC price forecast used is one that TM&C has developed for use in refining studies in which we are currently involved. A key piece of this forecast is the $3 WTI crack spread which we used. It is about the same as the average 1991-97 crack of $3.03. Figure 1 summarizes the actual WTI crack spread from 1991 through 1997.

  In our price forecast, the Lima location differential for light clean products (gasolines, jet fuel and No. 2 diesel) above the USGC is 2.5c per gallon. This is somewhat less than the pipeline tariff of about 3.0c per gallon and also less than local rack differentials to the USGC, which generally have been about 4.0c per gallon.

NO ALKYLATION UNIT

  Two other key product price assumptions which we made involve alky feed and incremental No. 2 HS diesel. The Lima refinery is somewhat unusual in that it has an FCC unit which produces alkylation unit feedstock but lacks an alkylation unit. The BP refinery in Toledo has an oversized alkylation unit and has historically processed the alky feed produced at Lima. Upon completion of the Repositioning Project at the Toledo refinery, its appetite for alky feed is expected to go down. Lima's alternative for alky feed sales would include other refiners with alkylation units or as a gasoline blendstock in its own gasoline pool. In the latter disposition, alky feed essentially displaces normal butane. Therefore, we have valued this stream at a normal butane price.

NO DIESEL HDS UNIT

  Because of Lima's lack of a diesel HDS unit and Toledo's excess capacity, significant volumes of No. 2 diesel blending components produced at Lima have been processed at Toledo since the advent of low sulfur diesel regulations in late 1993. Under Clark's ownership, the Lima refinery will have to blend all of these components into HS No. 2 diesel and produce higher volumes of this product into a market which is already over-supplied. Our price assumption penalizes the production of this incremental (above historical levels) HS No. 2 diesel by 4.0c per gallon.

  The crude prices shown in Table 13 are also consistent with recent TM&C studies. The base price for WTI crude of $18 per barrel (Cushing Spot) is above current levels, but reflects a reasonable future outlook for analyses. In any case, the absolute WTI level is not as important as the price relationship to other crudes and products. The transportation charge of $1 per barrel for WTI from Midland reflects transit to Longview on the Mesa and West Texas Gulf pipeline systems and transit to Lima from Longview on the Mid-Valley Pipeline. Cabinda and Eugene Island are both assumed to move on Capline from St. James to Patoka and on the Marathon pipeline to Lima.

FEEDSTOCK AND PRODUCT ASSUMPTIONS

  Table 14 summarizes the feedstock and product volume limitations assumed in our projection. As shown, we have fixed the crude slate to only three crudes:
WTI, Cabinda and Eugene Island. This slate is consistent quality-wise with what has been historically run at the Lima refinery. The availabilities of the crude in the stated volumes are not a problem, and although not "optimized", the selected slate fits in well with the refinery's capabilities and unit limitations. The only other feedstocks made available are normal butane (which is supplied as desired for gasoline blending purposes) and low purity propylene produced at the BP Toledo refinery (which is subject to negotiation for Lima receiving approximately 3,900 B/D). Most products were limited to historically demonstrated volumes.

PROJECTED YIELDS

  To estimate future refinery yields, TM&C used a version of the LP planning model for the Lima refinery which BP has provided to Clark. Clark conducted a validation process to test the ability of the LP to match actual refinery yields. We reviewed Clark's validation methodology and conclude that the LP is adequate for our work.

  Applying the price set and assumptions summarized in Tables 13 and 14, we generated an LP case which represents annualized refinery operation in a non-turnaround year. The resultant yields and estimated gross margin of $168.2 million are shown in Table 15.

  Table 16 summarizes the process unit operating rates for this case. Although somewhat higher than recent actual throughputs for some units (such as the coker, reformer, hydrocracker and isomerization units), the projected rates are below stream day capacities and are very achievable, in our opinion. It should be noted that BP has been operating over the last two years with a view that the refinery would be shutting down at the end of 1998. Therefore, BP has not attempted to maximize rates to the extent we would expect Clark to do so.

  Product yields and some other key parameters are compared to historical operations in Table 17. The projected case results are reasonably consistent with history. Although overall product yield is slightly above the seven-year average, it is below the 101.0% that the Lima refinery has achieved since 1995. We discussed this issue with refinery management and learned that the refinery staff has focused on and made significant progress in reducing oil losses from various sources (flaring, oil to the sewer, etc.). In light of this, the projected product yield should be conservative.

OPERATING COSTS

  Table 18 summarizes the operating cost estimate for the projected case. As shown, we have estimated total cash operating costs of $106.2 million annually, or $1.88 per barrel of crude oil processed. This compares with the seven-year historic average of $105.7 million and $1.99, respectively (which was shown in Table 11).

  The fuel balance was derived from our estimate of the required fuel produced and consumed by the refinery, taking into account process unit operating rates and severities and the historic overall energy efficiency of the plant. The fuel balance is very similar to 1995 performance, during which refinery operations were most similar to the projected operation. Estimates for other variable costs were also made based on historic operational results provided by BP, adjusted to reflect the refinery operating rates in the future case.

  The fixed cost estimate is slightly less than the seven-year average of $72 million which BP has incurred. With recent manpower cutbacks and increased maintenance efficiencies, fixed costs have been running at a level significantly below our estimate. Although it is very possible that these lower costs can be sustained by Clark in its operation of the refinery, we have not given full credit for this in our projections.

EBITD OUTLOOK

  TM&C's EBITD projections that result from combining gross margin and operating costs estimates developed as stated are presented in Table 19. As shown, we have projected a five-year average EBITD of $58.8 million per year (and, assuming an average turnaround amortization of $7.0 million, an EBITDA of $65.8 million per year). A 30-day plant-wide turnaround is assumed for 1999, resulting in lower EBITD for that year. Note that we used Clark's estimate of $1.2 million per year for G&A expenses, a figure based on its expectation to absorb the Lima refinery operation readily into the existing St. Louis organization.

TM&C BACKCAST

  TM&C has traditionally tested forecasts of refinery cash-generating performances with simple backcast comparisons. This differs from a typical review of a company's financials in that past deficiencies in operating capabilities are eliminated by using current proved unit capacities, yields and operating costs. Simply put, this backcast methodology assesses what the current refinery could have hypothetically been expected to do under prior years' margins and price relationships.

  For the period 1991-97, TM&C has estimated product revenues, cost of sales and resulting gross margins using this backcast methodology. These results are summarized in Table 20, with the backcast period average gross margin being about $164 million. Backcast gross margins range from $137.4 million in 1996 to $218.6 million in 1991. This compares with BP's estimated actual gross margin during the same period of about $159 million and the TM&C projected gross margin of about $168 million. Accordingly, this analysis indicates that even though there have been numerous changes in the Lima refinery's processing capabilities and prevailing industry competitive factors, the projected results are reasonable by this test.

MARGIN SENSITIVITIES

  Of general interest is an approximation of expected impacts resulting from both controllable and noncontrollable changes in the industry and at the refinery. TM&C has developed the estimated gross margin sensitivities shown in Table 21 for several such events. Because the Lima refinery is a "remotely located Gulf Coast refinery", it is necessarily dependent on Gulf Coast crack spreads. This conclusion is emphasized by noting that a change of 25c per barrel in the Gulf Coast crack spread affects TM&C's estimated gross margin about $12 million annually. In addition, we conclude that the Lima refinery economics are quite sensitive to throughput rates, with a 10,000 B/D increase producing a gross margin improvement of about $10 million annually. Several other sensitivity measurements shown in Table 21 are significantly less important.

                                    TABLE 1

                                 LIMA REFINERY

                              PROCESS UNIT SUMMARY

                           DATE    ORIGINAL CURRENT
                          BUILT/   CAPACITY CAPACITY
                         UPGRADED   MB/D*    MB/D*                COMMENTS
                         --------- -------- --------              --------
PROCESS UNIT
Crude................... 1969/1994   150.0    168.0  Winter capacity is 173 MB/D
Vacuum.................. 1969/1994    42.0     54.0
Naphtha HDS.............      1969    47.8     60.0
Reformer................      1969    47.0     54.0
Gas Oil Hydrocracker.... 1969/1996    20.7     24.0  24 MB/D on gasoline; 26 MB/D
                                                      on kerosene
Aromatics...............      1984    24.4     25.5
THDA....................      1984     5.5      5.5
Isomerization........... 1984/1986    16.7     18.5
FCC..................... 1949/1994    16.0     36.0  36 MB/D at 79% conversion; 40 MB/D
                                                      at 75% conversion
Coker**................. 1949/1995    30.0     22.5  22.5 MB/D at 18-hour cycle
HPU.....................      1984                   1.2 MMSCF/H 90% H2
SRU..................... 1974/1996 33 ltpd  54 ltpd
Trolumen................ 1964/1995     1.1      1.2  Decanted oil feed

--------
* Thousand barrels per day.
** Originally a 30 MB/D Kellogg crude coker. Modified in 1970 to Foster Wheeler delayed coker @ 13 MB/D with subsequent upgrades to 22.5 MB/D.

                                    TABLE 2

                                 LIMA REFINERY

                       CALCULATED REFINERY GROSS MARGIN*

                                1991 OPERATIONS

                                               c/GAL.  $/BBL.  BPCD**     $MM
                                               ------  ------  -------  -------
PRODUCTS
Conventional Regular Gasoline.................  65.7    27.59   47,000    473.1
Conventional Midgrade 89......................  67.3    28.26    8,900     91.6
Conventional Premium 92.......................  69.2    29.05   14,800    156.7
Blend Components..............................  67.8    28.48     (500)    (5.3)
Jet A.........................................  62.8    26.38   17,900    172.0
Kerosene......................................  64.2    26.96      600      5.8
No. 2 HS Diesel...............................  60.7    25.50   13,600    126.3
No. 2 Diesel Supreme..........................  61.5    25.85   13,300    125.3
Benzene....................................... 106.8    44.84    4,400     71.8
Toluene.......................................  83.2    34.95    1,000     12.7
Net Butane.................................... (39.8)  (16.72)     200     (1.2)
Isobutane.....................................  47.2    19.82    4,000     28.9
Alky Feed.....................................  39.4    16.54    4,200     25.3
Mixed LPG.....................................  35.8    15.04    4,600     25.3
Propylene (Chemical Grade)....................  49.0    20.59    4,400     33.0
FCC Feed (LS).................................  58.9    24.75    4,000     36.1
FCC Slurry Oil................................          12.18    1,100      4.9
Trolumen......................................          45.88      200      3.3
Coke (Anode Grade), FOEB......................          14.16    3,100     16.0
Sulfur, LT....................................          25.00       40      0.4
                                                               -------  -------
  Total Products..............................                 146,840  1,402.0
FEEDSTOCKS
Crude Oil.....................................          22.33  141,400  1,152.9
Toledo Vacuum Bottoms.........................          12.96      400      1.9
Toledo Low Purity C3=.........................          16.97    3,100     19.2
Purchased Reformate/Other.....................          25.38    1,300     12.0
                                                               -------  -------
  Total Feedstocks............................                 146,200  1,186.0
Gross Margin..................................           4.05             216.0

--------
 *Data source: BP
** Barrels per calendar day.

                                    TABLE 3

                                 LIMA REFINERY

                       CALCULATED REFINERY GROSS MARGIN*

                                1992 OPERATIONS

                                                   c/GAL. $/BBL.  BPCD     $MM
                                                   ------ ------ ------- -------
PRODUCTS
Conventional Regular Gasoline.....................  59.2  24.87   43,000   391.4
Conventional Midgrade 89..........................  61.3  25.74    9,400    88.6
Conventional Premium 92...........................  63.6  26.71    8,600    84.1
Conventional Premium 93...........................  63.5  26.65    6,300    61.5
Conventional Regular 84 (Subgrade)................  59.6  25.03      900     8.2
Blend Components..................................  66.1  27.77      700     7.1
Jet A.............................................  59.2  24.88   17,900   163.1
Kerosene..........................................  54.7  22.98      600     5.0
No. 2 HS Diesel...................................  57.3  24.05   13,700   120.6
No. 2 Diesel Supreme..............................  56.8  23.84   13,700   119.5
Benzene...........................................  91.1  38.26    4,600    64.4
Toluene...........................................  75.2  31.59      700     8.1
Net Butane........................................   4.9   2.05      500     0.4
Isobutane.........................................  46.6  19.57    3,900    27.9
Alky Feed.........................................  34.2  14.35    4,000    21.0
Mixed LPG.........................................  34.0  14.29    4,600    24.1
Propylene (Chemical Grade)........................  33.8  14.20    4,500    23.4
FCC Feed (LS).....................................  52.7  22.13    5,000    40.5
FCC Slurry Oil....................................        11.48    1,100     4.6
Trolumen..........................................        40.17      200     2.9
Coke (Anode Grade), FOEB..........................        11.80    3,200    13.8
Sulfur, LT........................................        25.00       40     0.4
                                                                 ------- -------
  Total Products..................................               147,140 1,280.6
FEEDSTOCKS
Crude Oil.........................................        21.27  140,500 1,094.1
Toledo Vacuum Bottoms.............................        12.08      600     2.6
Toledo Low Purity C3=.............................        12.32    3,100    14.0
Purchased Reformate/Other.........................        22.01    2,800    22.6
                                                                 ------- -------
  Total Feedstocks................................               147,040 1,133.3
Gross Margin......................................         2.74            147.3

--------
*Data source: BP

                                    TABLE 4

                                 LIMA REFINERY

                       CALCULATED REFINERY GROSS MARGIN*

                                1993 OPERATIONS

                                                 c/GAL. $/BBL.  BPCD      $MM
                                                 ------ ------ -------  -------
PRODUCTS
Conventional Regular Gasoline...................  53.7  22.55   44,100    363.0
Conventional Midgrade 89........................  54.5  22.88    6,600     55.3
Conventional Premium 92.........................  55.7  23.40    2,400     20.5
Conventional Premium 93.........................  57.1  23.97   14,500    126.6
Conventional Regular 84 (Subgrade)..............  42.6  17.88    1,700     11.1
Blend Components................................  48.5  20.35    1,700     12.6
Jet A...........................................  55.5  23.31   18,500    157.4
Kerosene........................................  56.4  23.69      800      6.9
No. 2 HS Diesel.................................  52.0  21.83   15,000    119.8
No. 2 Diesel Supreme............................  54.0  22.69   10,600     88.1
Light Cycle Oil.................................  47.6  19.98    5,100     37.2
Benzene.........................................  80.0  33.58    3,800     46.7
Toluene.........................................  61.0  25.62      100      0.9
Net Butane......................................  20.7   8.69      400      1.3
Isobutane.......................................  40.3  16.94    3,600     22.5
Alky Feed.......................................  32.0  13.43    3,700     18.3
Mixed LPG.......................................  33.1  13.90    4,500     23.0
Propylene (Chemical Grade)......................  28.8  12.10    4,300     19.2
FCC Feed (LS)...................................  49.1  20.64    2,500     18.8
FCC Slurry Oil..................................        10.04    1,240      4.5
Trolumen........................................        32.20      300      3.5
Coke (Anode Grade), FOEB........................        11.41    3,100     13.1
Sulfur, LT......................................        25.00       40      0.4
                                                               -------  -------
  Total Products................................               148,540  1,170.7
FEEDSTOCKS
Crude Oil.......................................        19.14  143,800  1,004.3
Toledo Vacuum Bottoms...........................        11.27     (200)    (0.8)
Toledo Low Purity C3=...........................        10.86    2,900     11.5
Purchased Reformate/Other.......................        19.53    2,800     20.0
                                                               -------  -------
  Total Feedstocks..............................               149,300  1,035.0
Gross Margin....................................         2.49             135.7

--------
*Data Source: BP

                                    TABLE 5

                                 LIMA REFINERY

                       CALCULATED REFINERY GROSS MARGIN*

                                1994 OPERATIONS

                                                   c/GAL. $/BBL.  BPCD     $MM
                                                   ------ ------ ------- -------
PRODUCTS
Conventional Regular Gasoline.....................  51.4  21.58   32,400   255.2
Conventional Midgrade 89..........................  48.4  20.31    1,100     8.1
Conventional Premium 92...........................  58.6  24.60    3,600    32.3
Conventional Premium 93...........................  56.5  23.74   16,800   145.6
Reformulated Regular..............................  52.7  22.14      600     4.8
Reformulated Premium 93...........................  58.0  24.34      300     2.7
Conventional Regular 84 (Subgrade)................  49.4  20.76    9,400    71.2
Blend Components..................................  57.3  24.08      900     7.9
Jet A.............................................  56.9  23.90   13,000   113.4
Kerosene..........................................  52.4  22.00    1,200     9.6
Water White (Kerosene)............................  47.1  19.77    4,900    35.4
No. 2 HS Diesel...................................  49.0  20.59   13,100    98.5
No. 2 Diesel Supreme..............................  50.3  21.14    5,600    43.2
Light Cycle Oil + Unfinished Diesel...............  45.9  19.29    6,800    47.9
Benzene...........................................  90.8  38.14    3,500    48.7
Toluene...........................................  73.2  30.76      500     5.6
Net Butane........................................  22.8   9.58    1,100     3.8
Isobutane.........................................  36.3  15.26    3,000    16.7
Alky Feed.........................................  27.4  11.51    3,400    14.3
Mixed LPG.........................................  31.7  13.32    4,100    19.9
Propylene (Chemical Grade)........................  39.3  16.50    4,600    27.7
FCC Feed (LS).....................................  46.7  19.62    5,000    35.8
FCC Slurry Oil....................................         9.28    1,200     4.0
Trolumen..........................................        30.13      500     5.5
Coke (Anode Grade), FOEB..........................         7.28    3,000     8.0
Sulfur, LT........................................        25.00       40     0.4
                                                                 ------- -------
  Total Products..................................               139,640 1,066.2
FEEDSTOCKS
Crude Oil.........................................        17.83  135,100   879.2
Toledo Low Purity C3=.............................        14.12    3,200    16.5
Purchased Reformate/Other.........................        20.30    3,000    22.2
                                                                 ------- -------
  Total Feedstocks................................               141,300   917.9
Gross Margin......................................         2.88            148.3

--------
*Data source: BP

                                    TABLE 6

                                 LIMA REFINERY

                       CALCULATED REFINERY GROSS MARGIN*

                                1995 OPERATIONS

                                                 c/GAL. $/BBL.  BPCD      $MM
                                                 ------ ------ -------  -------
PRODUCTS
Conventional Regular Gasoline...................  52.9  22.23   44,000    357.0
Conventional Premium 92.........................  57.5  24.17    5,900     52.0
Conventional Premium 93.........................  58.8  24.71   13,800    124.5
Reformulated Regular............................  59.0  24.76      800      7.2
Reformulated Premium 93.........................  64.5  27.08      600      5.9
Conventional Regular 84 (Subgrade)..............  50.5  21.19   14,100    109.1
Blend Components................................  35.0  14.70     (400)    (2.1)
Jet A...........................................  52.7  22.14   16,600    134.1
Kerosene........................................  53.9  22.62      900      7.4
Water White (Kerosene)..........................  47.6  19.98    5,900     43.0
No. 2 HS Diesel.................................  49.3  20.71   14,600    110.4
No. 2 Diesel Supreme............................  50.7  21.29    5,200     40.4
Unfinished Diesel + Light Cycle Oil.............  46.4  19.49    7,700     54.8
Benzene.........................................  80.8  33.92    3,200     39.6
Toluene.........................................  72.0  30.23      600      6.6
Net Butane......................................  24.8  10.40      900      3.4
Isobutane.......................................  40.3  16.94    3,500     21.6
Alky Feed.......................................  30.9  12.98    4,700     22.3
Mixed LPG.......................................  34.0  14.26    5,000     26.0
Propylene (Chemical Grade)......................  69.3  29.10    5,900     62.7
FCC Feed (LS)...................................  47.0  19.72    4,400     31.7
FCC Slurry Oil..................................        10.16    1,000      3.7
Trolumen........................................        28.39      400      4.1
Coke (Anode Grade), FOEB........................         8.99    3,000      9.8
Sulfur, LT......................................        25.00       40      0.4
                                                               -------  -------
  Total Products................................               162,340  1,275.6
FEEDSTOCKS
Crude Oil.......................................        19.22  154,600  1,084.7
Toledo Vac Bottoms..............................         9.91     (200)    (0.7)
Toledo Low Purity C3=...........................        22.51    4,000     32.9
Purchased Reformate/Other.......................        21.33    2,500     19.5
                                                               -------  -------
  Total Feedstocks..............................               160,900  1,136.4
Gross Margin....................................         2.37             139.2

--------
*Data Source: BP

                                    TABLE 7

                                 LIMA REFINERY

                       CALCULATED REFINERY GROSS MARGIN*

                                1996 OPERATIONS

                                                 c/GAL. $/BBL.  BPCD      $MM
                                                 ------ ------ -------  -------
PRODUCTS
Conventional Regular Gasoline...................  63.3  26.57   54,000    525.1
Conventional Premium 92.........................  66.0  27.72    2,100     21.3
Conventional Premium 93.........................  66.1  27.76   13,600    138.1
Reformulated Regular............................  67.0  28.12    1,300     13.4
Reformulated Premium 93.........................  69.6  29.25      500      5.4
Conventional Regular 84 (Subgrade)..............  62.3  26.15    5,000     47.8
Blend Components................................  61.6  25.88   (1,400)   (13.3)
Jet A...........................................  65.2  27.38   17,200    172.4
Kerosene........................................  65.2  27.38      600      6.0
Water White (Kerosene)..........................  59.2  24.86    3,800     34.6
No. 2 HS Diesel.................................  61.6  25.86   16,800    159.0
No. 2 Diesel Supreme............................  62.6  26.29    5,600     53.9
Light Gas Oil (Unfinished Diesel)...............  57.8  24.27    5,000     44.4
Light Cycle Oil.................................  57.8  24.27    2,700     24.0
Benzene.........................................  86.7  36.41    2,000     26.6
Toluene.........................................  71.0  29.84    1,000     10.9
Net Butane......................................  40.7  17.11      400      2.5
Isobutane.......................................  44.4  18.64    2,800     19.1
Alky Feed.......................................  41.5  17.45    4,000     25.5
Mixed LPG.......................................  43.9  18.43    4,400     29.7
Propylene (Chemical Grade)......................  48.0  20.14    5,800     42.8
FCC Feed (LS)...................................  57.4  24.10    4,500     39.7
FCC Slurry Oil..................................        13.48    1,300      6.4
Trolumen........................................        35.35      400      5.2
Coke (Anode Grade), FOEB........................        12.88    3,200     15.1
Sulfur, LT......................................        25.00       40      0.4
                                                               -------  -------
  Total Products................................               156,640  1,456.0
FEEDSTOCKS
Crude Oil.......................................        22.96  149,000  1,252.2
Toledo Vacuum Bottoms...........................        13.41      300      1.5
Toledo Low Purity C3=...........................        16.74    3,900     23.9
Purchased Reformate/Other.......................        28.15    2,100     21.6
                                                               -------  -------
  Total Feedstocks..............................               155,300  1,299.2
Gross Margin....................................         2.76             156.8

--------
* Data source: Clark

                                    TABLE 8

                                 LIMA REFINERY

                       CALCULATED REFINERY GROSS MARGIN*

                                1997 OPERATIONS

                                                 c/GAL. $/BBL.  BPCD      $MM
                                                 ------ ------ -------  -------
PRODUCTS
Conventional Regular Gasoline...................  60.7  25.49   55,000    511.7
Conventional Premium 92.........................  63.9  26.84    1,100     10.8
Conventional Premium 93.........................  64.0  26.89   13,400    131.5
Reformulated Regular............................  64.4  27.03    2,000     19.7
Reformulated Premium 93.........................  67.6  28.38      600      6.2
Conventional Regular 84 (Subgrade)..............  59.7  25.07   11,400    104.3
Blend Components................................  59.0  24.80     (900)    (8.1)
Jet A...........................................  59.3  24.89   16,800    152.6
Kerosene........................................  59.3  24.89      300      2.7
Water White (Kerosene)..........................  53.7  22.55    3,700     30.5
No. 2 HS Diesel.................................  56.0  23.53   20,100    172.6
No. 2 Diesel Supreme............................  57.0  23.96    5,400     47.2
Light Gas Oil (Unfinished Diesel)...............  51.6  21.68    3,700     29.3
Light Cycle Oil.................................  51.6  21.68    4,000     31.7
Benzene.........................................  92.8  38.96    1,500     21.3
Toluene.........................................  76.0  31.90      200      2.3
Isobutane.......................................  40.3  16.91    3,300     20.4
Alky Feed.......................................  37.4  15.72    4,200     24.1
Mixed LPG.......................................  39.2  16.48    4,500     27.1
Propylene (Chemical Grade)......................  43.3  18.19    6,000     39.8
FCC Feed (LS)...................................  53.9  22.65    2,000     16.5
FCC Slurry Oil..................................        12.31    1,100      4.9
Trolumen........................................        35.35      400      5.2
Coke (Anode Grade coke), FOEB...................        11.71    3,100     13.2
Sulfur, LT......................................        25.00       40      0.4
                                                               -------  -------
  Total Products................................               162,940  1,417.9
FEEDSTOCKS
Crude Oil.......................................        21.37  153,400  1,196.6
Toledo Vacuum Bottoms...........................        12.42      200      0.9
Toledo Low Purity C3=...........................        14.78    3,900     21.0
Purchased Butane................................        15.38    1,100      6.2
Purchased Reformate/Other.......................        24.19    2,500     22.1
                                                               -------  -------
  Total Feedstocks..............................               161,100  1,246.8
Gross Margin....................................         2.91             171.1

--------
* Data source: Clark

                                    TABLE 9

                                 LIMA REFINERY

                              HISTORIC CRUDE SLATE
                         (THOUSANDS OF BARRELS PER DAY)

                                       WT. %
                          (degrees)API SULFUR 1991  1992  1993  1994  1995  1996  1997  AVERAGE
                          ------------ ------ ----- ----- ----- ----- ----- ----- ----- -------
WTI.....................      39.0      0.3   110.6 100.5 105.0  96.5 107.8  91.1  98.3  101.4
ANS.....................      27.6      1.1     5.4   5.2   5.6   8.0   5.3   7.1   4.6    5.9
LLS.....................      38.7      0.1     7.0   4.8   5.5  10.8   7.5   5.7   5.7    6.7
Eugene Island...........      34.1      0.7     0.0   0.5   0.8   1.8   1.5   2.4   3.5    1.5
West Texas Sour.........      34.2      1.3     0.0   0.0   0.0   0.2   0.6   0.2   0.3    0.2
Other Domestic..........      37.5      0.3     5.8   0.5   1.2   0.1   2.2   1.8   2.9    2.1
Cusiana.................      36.3      0.3     0.0   3.9   6.6   6.6   1.1   1.8   4.0    3.4
Bonito Sour.............      30.0      1.0     0.0   0.0   0.0   0.2   0.0   0.6   2.4    0.5
Cabinda.................      32.0      0.2     0.6   3.6   6.7   6.3  15.4  24.5  22.6   11.4
Rabi....................      34.3      0.1     0.0   0.0   0.0   0.0   0.0   0.5   0.0    0.1
Zaire...................      31.3      0.1     0.0   0.0   0.0   0.0   0.0   0.9   0.9    0.3
North Sea...............      38.2      0.4     9.4  12.4   7.8   2.6   4.6   2.4   1.0    5.7
Nigerian................      30.4      0.2     2.6   9.1   5.2   2.4   8.6  10.0   7.2    6.4
                                              ----- ----- ----- ----- ----- ----- -----  -----
  Total.................                      141.3 140.5 143.8 135.1 154.6 149.0 153.4  145.5
API Gravity, (degrees)..                       37.9  38.1  37.3  37.1  37.3  36.4  36.8   37.3
Sulfur, Wt. %...........                        0.3   0.3   0.3   0.4   0.3   0.3   0.3    0.3

                                    TABLE 10

                                 LIMA REFINERY

                         HISTORIC UNIT OPERATING RATES

                                                                   AVERAGE
                                  CAPACITY                   -------------------
                                    MB/D   1995  1996  1997  MB/D  % UTILIZATION
                                  -------- ----- ----- ----- ----- -------------
Crude Distillation...............  168.0   154.6 149.0 153.4 152.3     90.7
Coking...........................   22.5    15.5  17.0  18.5  17.0     75.6
FCC..............................   36.0    34.6  32.9  35.4  34.3     95.3
Hydrocracking....................   24.0    21.9  18.3  19.4  19.9     82.8
Naphtha HDS......................   60.0    49.9  48.5  52.1  50.2     83.6
Catalytic Reforming..............   54.0    48.4  38.9  45.0  44.1     81.7
Aromatics Extraction.............   25.5    21.3  17.6  18.6  19.2     76.7
C5/C6 Isomerization..............   18.5    13.9  10.3  12.2  12.1     65.6

                                    TABLE 11

                                 LIMA REFINERY

                         HISTORIC CASH OPERATING COSTS
                             (THOUSANDS OF DOLLARS)

                           1991   1992    1993    1994    1995   1996    1997   AVERAGE
                          ------ ------- ------- ------- ------ ------- ------- -------
VARIABLE
Fuel....................   6,337  10,064   8,393   6,678  8,372  17,300  16,735  10,554
Power...................  15,051  15,194  14,880  14,705 15,201  15,500  14,180  14,959
Catalyst................   1,362   1,545   1,780   1,585  2,081   2,000   1,796   1,736
Other Variable..........   5,735   6,057   6,192   6,602  7,505   6,500   6,470   6,437
                          ------ ------- ------- ------- ------ ------- ------- -------
  Total Variable........  28,485  32,860  31,245  29,570 33,159  41,300  39,181  33,686
$/Barrel of Crude.......    0.55    0.64    0.59    0.60   0.59    0.76    0.70    0.63
FIXED
Turnaround Maintenance..   2,082   3,508   5,814  30,094    908   5,900   1,653   7,137
Other Fixed.............  61,671  64,133  64,058  66,491 65,436  68,100  64,339  64,890
                          ------ ------- ------- ------- ------ ------- ------- -------
  Total Fixed...........  63,753  67,641  69,872  96,585 66,344  74,000  65,992  72,027
$/Barrel of Crude.......    1.24    1.32    1.33    1.96   1.18    1.36    1.18    1.36
TOTAL OPERATING COSTS     92,238 100,501 101,117 126,155 99,503 115,300 105,173 105,712
$/Barrel of Crude.......    1.79    1.95    1.93    2.56   1.76    2.12    1.88    1.99

                                    TABLE 12

                                BP LIMA REFINERY

                         HISTORIC CAPITAL EXPENDITURES
                             (MILLIONS OF DOLLARS)

                                                                     1991-95
                                                                  -------------
                                         1991 1992 1993 1994 1995 TOTAL AVERAGE
                                         ---- ---- ---- ---- ---- ----- -------
MAJOR PAYOUT PROJECTS
Refinery Automation.....................  2.0  8.4  2.7  0.1       13.2   2.6
Vacuum Tower Revamp.....................       0.2  5.0  1.1        6.3   1.3
Coke Drum Overhead Piping...............            1.1             1.1   0.2
Refinery Information System.............       0.1                  0.1   0.0
Light Ends Optimization.................       0.5                  0.5   0.1
Coker Unit Improvements.................       0.7                  0.7   0.1
Conversion Unit Optimization............       0.5                  0.5   0.1
DHT Project.............................            0.8             0.8   0.2
Coker Furnace...........................                 1.5  5.0   6.5   1.3
Multivariable Control...................                 0.5        0.5   0.1
HPU C3 Recovery.........................                 0.1        0.1   0.0
FCC Unsaturates Gas Plant...............                 3.0        3.0   0.6
Gasoline Blender Upgrade................                 1.3  0.3   1.6   0.3
Low Pressure Reformer...................                 0.1        0.1   0.0
Reformer Recycle Gas Dryer..............                 0.1        0.1   0.0
Crude Unit Debottleneck.................                 0.8        0.8   0.2
FCC Reactor Cyclone Revisions...........                11.5  0.1  11.6   2.3
Trolumen Instrumentation Upgrade........                      1.1   1.1   0.2
Total Other Payout Projects.............  6.9  2.9  2.1  4.4  2.4  18.7   3.7
                                         ---- ---- ---- ---- ---- -----  ----
  Subtotal Payout Projects..............  8.9 13.3 11.7 24.5  8.9  67.3  13.5
NON-PAYOUT AND RELIABILITY PROJECTS
Tank Rationalizations...................  0.6  0.8  1.4  0.2  1.9   4.9   1.0
Power Boiler............................  2.2  2.5                  4.7   0.9
Coker Gas Compressor....................  1.7  1.3                  3.0   0.6
Total Other Projects....................  0.8  0.4  0.1  0.6  1.5   3.4   0.7
                                         ---- ---- ---- ---- ---- -----  ----
  Subtotal Reliability Projects.........  5.3  5.0  1.5  0.8  3.4  16.0   3.2
ENVIRONMENTAL PROJECTS
Benzene NESHAPs.........................  8.4  6.8  2.8  3.2       21.2   4.2
Oily Wastewater.........................  3.4  0.3  6.4  2.5       12.6   2.5
Firewater System........................  1.8  0.8                  2.6   0.5
Process Safety Management...............  0.2  0.1                  0.3   0.1
East Area Flare Rectification...........                 4.5  1.8   6.3   1.3
CO Boiler Seal Pot......................                 1.6        1.5   0.3
L5 Landfill Rectification...............                 0.4  1.4   1.8   0.4
Total Other Projects....................  3.7  1.3  0.7  1.1  1.1   7.9   1.6
                                         ---- ---- ---- ---- ---- -----  ----
  Subtotal Environmental Projects....... 17.5  9.3  9.9 13.3  4.3  54.2  10.8
    Total Capital Spending.............. 31.7 27.6 23.1 38.6 16.6 137.5  27.5

                                    TABLE 13

                               TM&C PRICING BASIS

           WTI AT $18/BARREL AND GULF COAST CRACK SPREAD AT $3/BARREL

                                               LIMA REFINERY
                                       ---------------------------------
                                       TRANSPORTATION/       REFINERY
                           MARKET(1)        FEES               PRICE
                         ------------- ------------------  -------------
                         c/GAL. $/BBL. c/GAL.    $/BBL.    c/GAL. $/BBL.                 REMARKS
                         ------ ------ -------   --------  ------ ------                 -------
CRUDES
WTI (Midland)...........        17.85                1.00         18.85  WTI (Cushing)--$0.15/bbl.
LLS (St. James).........        18.20                0.91         19.11  WTI (Cushing) + $0.20/bbl.
Eugene Island
 (St. James)............        17.00                0.91         17.91  WTI (Cushing)--$1.00/bbl.
Angola Cabinda (FOB)....        15.50                2.70         18.20  WTI (Cushing)--$2.50/bbl.
OTHER FEEDSTOCKS
Normal Butane...........  37.3  15.68      5.5       2.31   42.8  17.99  Mont Belvieu + 5.5c/gal.
Toledo Low Purity
 Propylene..............                                    34.8  14.63  Formula (per proposed BP agreement)
Natural Gas ($/FOEB)....        12.60                4.00         16.60  Gulf Coast + $4.00/FOEB
PRODUCTS
Conventional
 Regular 87.............  51.3  21.56      2.5       1.05   53.8  22.61  Gulf Coast + 2.5c/gal.
Conventional Regular 84
 (Subgrade).............                                    51.8  21.77  Conventional regular--2.0c/gal.
Conv. Premium 93........  55.3  23.24      2.5       1.05   57.8  24.29  Conventional regular + 4.0c/gal.
Jet A-54................  49.6  20.83      2.5       1.05   52.1  21.88  Gulf Coast + 2.5c/gal.
Kerosene................                                    53.1  22.30  Jet A-54 + 1.0c/gal.
No. 2 HS Diesel.........  47.3  19.88      2.5       1.05   49.8  20.93  Gulf Coast + 2.5c/gal.
No. 2 HS Diesel
 Incremental............                                    45.8  19.25  No. 2 diesel HS--4.0c/gal.
No. 2 HS Diesel
 Supreme................                                    50.8  21.35  No. 2 diesel HS + 1.0c/gal.
Benzene.................  93.3  39.20    (10.0)     (4.20)  83.3  35.00  Gulf Coast--10.0c/gal. (transportation)
Toluene.................  77.3  32.48    (10.0)     (4.20)  67.3  28.28  Gulf Coast--10.0c/gal. (transportation)
Normal Butane...........  37.3  15.68                       37.3  15.68  Mont Belvieu
Isobutane...............  40.3  16.94                       40.3  16.94  Mont Belvieu
Alky Feed...............  37.3  15.68                       37.3  15.68  Mont Belvieu normal butane
Mixed LPG...............  31.3  13.16      3.0       1.26   34.3  14.42  Mont Belvieu propane + 3.0c/gal.
                                                                         (based on Ferrelgas contract)
Propylene (Chemical                                                      Gulf Coast--27.4c/gal. (per proposed
 Grade);................  70.0  29.40    (27.4)    (11.51)  42.6  17.89  BP agreement)
FCCU Slurry Oil.........                                           9.00  Gulf Coast No. 6 (3%)--$2.00/bbl.
                                                                         (historical relationship)
Trolumen................                                          31.00  Gulf Coast No. 6 (3%) + $20.00/bbl.
                                                                         (historical relationship)
Coke (Anode Grade),
 $/FOEB.................                                          12.00  Equivalent to $60 per ton
Sulfur, $/T.............                                          28.50  Historical average

-------
(1) Product and other feedstock market prices are Gulf Coast spot lows.

                                    TABLE 14

                       LIMA REFINERY PROJECTED OPERATION

                       FEEDSTOCK AND PRODUCT LIMITATIONS

                                                                         TYPE OF
                                                                   MB/D   LIMIT
                                                                   ----- -------
CRUDES
WTI............................................................... 115.0  Fixed
Eugene Island.....................................................  10.0  Fixed
Angola Cabinda....................................................  30.0  Fixed
OTHER FEEDSTOCKS
Normal Butane.....................................................   --   Open
Toledo Low Purity Propylene.......................................   3.9  Fixed
Natural Gas.......................................................   --   Open
PRODUCTS
Conventional Regular 87...........................................   --   Open
Conventional Regular 84 (Subgrade)................................  12.0  Fixed
Conventional Premium 93...........................................  17.0 Maximum
Jet A-54..........................................................  20.0 Maximum
Kerosene..........................................................   0.8 Maximum
No. 2 HS Diesel...................................................  18.0 Maximum
No. 2 HS Diesel Incremental.......................................   --   Open
No. 2 HS Diesel Supreme...........................................   5.0 Maximum
Benzene...........................................................   --   Open
Toluene...........................................................   1.0 Maximum
Normal Butane.....................................................   --   Open
Isobutane.........................................................   --   Open
Alky Feed.........................................................   --   Open
Mixed LPG.........................................................   --   Open
Propylene (Chemical Grade)........................................   --   Open
FCCU Slurry Oil...................................................   --   Open
Trolumen..........................................................   0.5 Maximum
Coke (Anode Grade)................................................   --   Open
Sulfur............................................................   --   Open

                                    TABLE 15

                                 LIMA REFINERY

                        ESTIMATED REFINERY GROSS MARGIN
                           TM&C PROJECTED OPERATIONS

                                                   c/GAL. $/BBL.  BPCD     $MM
                                                   ------ ------ ------- -------
PRODUCTS
Conventional Regular Gasoline.....................  53.8  22.61   53,967   445.4
Conventional Premium 93...........................  57.8  24.29   17,000   150.7
Conventional Regular Subgrade (84)................  51.8  21.77   12,000    95.4
Jet A.............................................  52.1  21.88   20,000   159.7
Kerosene..........................................  53.1  22.30      800     6.5
No. 2 HS Diesel...................................  49.8  20.93   18,000   137.5
No. 2 HS Diesel Incremental.......................  45.8  19.25    5,166    36.3
No. 2 Diesel Supreme..............................  50.8  21.35    5,000    39.0
Benzene...........................................  70.3  35.00    1,635    20.9
Toluene...........................................  67.3  28.28    1,000    10.3
Normal Butane.....................................  37.3  15.68      638     3.7
Isobutane.........................................  40.3  16.94    4,742    29.3
Alky Feed.........................................  37.3  15.68    4,059    23.2
Mixed LPG.........................................  34.3  14.42    5,157    27.1
Propylene (Chemical Grade)........................  42.6  17.89    5,433    35.5
FCC Slurry Oil....................................         9.00    1,064     3.5
Trolumen..........................................        31.00      500     5.7
Coke (Anode Grade), FOEB..........................        12.00    3,394    14.9
Sulfur, LT........................................        28.50       39     0.4
                                                                 ------- -------
  Total Liquid Products...........................               159,555 1,244.9
FEEDSTOCKS
WTI...............................................        18.85  115,000   791.2
Eugene Island.....................................        17.91   10,000    65.4
Angola Cabinda....................................        18.20   30,000   199.3
Toledo Low Purity C3=.............................        14.63    3,900    20.8
                                                                 ------- -------
  Total Feedstocks................................               158,900 1,076.7
Gross Margin......................................         2.84            168.2

                                    TABLE 16

                                 LIMA REFINERY

                      TM&C PROJECTED UNIT OPERATING RATES

                                                                          %
                                                               MB/D  UTILIZATION
                                                               ----- -----------
Crude Distillation............................................ 155.0    90.7
Coking........................................................  20.3    88.7
FCC...........................................................  35.0    95.6
Hydrocracking.................................................  22.5    92.2
Naphtha HDS...................................................  51.7    84.8
Catalytic Reforming...........................................  52.0    94.7
Aromatics Extraction..........................................  16.6    65.3
C5/C6 Isomerization...........................................  18.0    95.7

                                    TABLE 17

                                 LIMA REFINERY

                         FEEDSTOCK AND PRODUCT VOLUMES
                  HISTORIC VS. TM&C PROJECTED CASE OPERATIONS

                                                                  VOL. % OF
                                                                  FEEDSTOCKS
                                                              ------------------
                                                              AVERAGE    TM&C
                                                              HISTORIC PROJECTED
                                                              1991-97    CASE
                                                              -------- ---------
PRODUCT YIELDS
Gasolines....................................................   48.2      52.2
Middle Distillates...........................................   32.4      30.8
LPGs.........................................................   11.3      12.6
Benzene/Toluene..............................................    2.6       1.7
Coke.........................................................    2.0       2.1
FCC Feed/Other...............................................    3.6       1.0
                                                               -----     -----
  Total......................................................  100.1     100.4
OTHER PARAMETERS
% Premium Gasoline...........................................   23.3      20.5
% WTI in Crude Slate.........................................   69.7      74.2
Crude API gravity............................................   37.3      37.3
Crude Sulfur, Wt. %..........................................    0.3       0.3

                                    TABLE 18

                       LIMA REFINERY PROJECTED OPERATION

                            OPERATING COSTS SUMMARY

                                                                          $/BBL.
                                                          FOEB/D $MM/YEAR CRUDE
                                                          ------ -------- ------
VARIABLE COSTS
Fuel
  Consumed............................................... 11,700    --      --
  Produced...............................................  9,700    --      --
  Net Purchase...........................................  2,000   12.2    0.22
Power....................................................          15.0    0.26
Catalyst.................................................    --     2.0    0.04
Other Variable...........................................    --     7.0    0.12
                                                                  -----    ----
    Total................................................    --    36.2    0.64
FIXED COSTS..............................................    --    70.0    1.24
                                                                  -----    ----
TOTAL OPERATING COSTS....................................    --   106.2    1.88

--------
Notes:
Fuel cost assumed @ $16.70 per FOEB ($2.65 per MMBTU).
Power cost assumed @ $0.03 per KWH.
Fixed Costs estimate includes turnaround maintenance amortization of $7 million.

                                    TABLE 19

                       LIMA REFINERY PROJECTED OPERATION

                                ESTIMATED EBITD
                             (MILLIONS OF DOLLARS)

                                        1999(1)  2000    2001    2002    2003
                                        ------- ------- ------- ------- -------
Product Revenues....................... 1,142.6 1,244.9 1,244.9 1,244.9 1,244.9
Cost of Sales..........................   988.2 1,076.7 1,076.7 1,076.7 1,076.7
Refinery Gross Margin..................   154.4   168.2   168.2   168.2   168.2
Refinery Operating Expenses(2).........   103.2   106.2   106.2   106.2   106.2
Refinery Net Margin....................    51.2    62.0    62.0    62.0    62.0
Refinery G&A(3)........................     1.2     1.2     1.2     1.2     1.2
EBITD..................................    50.0    60.8    60.8    60.8    60.8

--------
(1) 1999 includes a 30-day plant-wide turnaround.
(2)See Table 18.
(3)Estimate by Clark.

                                    TABLE 20

                                 LIMA REFINERY

                            BACKCAST COMPARISONS(1)
                             (MILLIONS OF DOLLARS)

                                                                        REFINERY
 ACKCASTB                                              PRODUCT  COST OF  GROSS
 PERIOD                                                REVENUES  SALES   MARGIN
--------                                               -------- ------- --------
 1991................................................. 1,482.8  1,264.2  218.6
 1992................................................. 1,384.4  1,216.5  167.9
 1993................................................. 1,245.0  1,092.6  152.4
 1994................................................. 1,183.2  1,035.3  147.9
 1995................................................. 1,253.9  1,113.6  140.3
 1996................................................. 1,453.5  1,316.1  137.4
 1997................................................. 1,403.8  1,218.0  185.8
 Average.............................................. 1,343.8  1,179.5  164.3
 BP Actual Gross Margin (1991-97 Average).............                   159.2
 TM&C Projected Gross Margin..........................                   168.2

--------
(1) TM&C projected refinery yields with actual historical prices and relationships.

                                    TABLE 21

                                 LIMA REFINERY

                      ESTIMATED GROSS MARGIN SENSITIVITIES
                         (MILLION OF DOLLARS PER YEAR)

                                                              DELTA GROSS MARGIN
                                                              ------------------
 . Change 3:2:1 Crack Spread By $0.25 Per Barrel..............      +/-12.1
 . Increase Crude Throughput By 10,000 BPCD...................        +10.4
 . Do Not Make Trolumen.......................................         -3.9
 . Change Premium Spread By 1.0c Per Gallon...................       +/-2.6
 . Change Anode Coke Price By $10/Ton.........................       +/-2.5
 . Change Alky Feed Price by $1.00 Per Barrel.................       +/-1.5
 . Change Gasoline/Diesel Spread By 1.0c Per Gallon...........       +/-0.6

                                   FIGURE 1
                       WTI 3:2:1 GULF COAST CRACK SPREAD
                              (DOLLAR PER BARREL)



                     91                 4.15

                     92                 3.25

                     93                 2.90

                     94                 2.59

                     95                 2.38

                     96                 2.71

                     97                 3.24

                   TM&C                 3.00

  Requests for assistance in filling out and delivering Consents or for additional copies of this Consent Solicitation Statement or the Consent Letter should be directed or the Consent Letter should be directed to the Information Agent at one of its telephone numbers set forth below. Questions concerning the terms of the Consent Solicitation should be directed to the Information Agent or the Solicitation Agents at one of their telephone numbers set forth below. Deliveries of Consents should be made to the Information Agent at its addresses or facsimile number set forth below (facsimiles should be confirmed by physical delivery).

                               ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Forward-Looking Statements.................................................   3
Incorporation of Certain Documents by Reference............................   4
Available Information......................................................   4
Summary....................................................................   5
Risk Factors...............................................................  14
The Lima Acquisition.......................................................  17
Summary of Company Estimates Regarding the Lima Acquisition................  20
Capitalization.............................................................  24
Selected Consolidated Financial and Other Data.............................  25
Terms of the Notes and Preferred Stock.....................................  27
The Amendments.............................................................  28
The Consent Solicitation...................................................  29
Certain Federal Income Tax Consequences....................................  35
Appendix 1................................................................. A-1
Appendix 2................................................................. B-1

                                CLARK USA, INC.

                        CONSENT SOLICITATION STATEMENT

                           The Information Agent is:

                                 MORROW & CO.

                                 212-754-8000
                                 800-662-5200

                           By Mail, Hand or Courier:
                                 Morrow & Co.
                         909 Third Avenue, 20th Floor
                           New York, New York 10022

                                 By Facsimile:
                                 212-754-8300

                         The Solicitation Agents are:

                             GOLDMAN, SACHS & CO.
                                85 Broad Street
                           New York, New York 10004
                           1-800-323-5678 ext. 20557